Agreement

Between

THE UNITED ILLUMINATING COMPANY

And

LOCAL 470-1 OF THE

UTILITY WORKERS UNION OF AMERICA, AFL-CIO

April 1, 2005

TABLE OF CONTENTS

Article	Description	Page No.

	Preamble	1
I	Recognition	1
II	Rates of Pay	2
III	Overtime	5
IV	Holidays	8
V	Vacations	9
VI	Sick Leave, Funeral Leave,
	and Leave of Absence	11
VII	Hospital, Medical, Dental,
	and Disability Insurance	13
VIII	The United Illuminating Company
	Pension Plan and The United
	Illuminating Company Plan for
	Employees' Disability Benefits	18
IX	Safety	20
X	Seniority	21
XI	Management	23
XII	Contracting Out Work	23
XIII	Union Security	24
XIV	Deduction of Union Dues	24
XV	Bulletin Boards	25
XVI	Grievance Procedure	25
XVII	Equal Employment Opportunity	27
XVIII	Governmental Regulations	27
XIX	Notices and Certifications	27
XX	Duration of Agreement	27

Exhibit	Description	Page No.

I	Schedule A: Rates of Pay for Occupational Classifications	30
I	Schedule B: Occupational Classifications	36
II	Principles of Seniority	38
III	Statement with Respect to Maintenance
	of Membership and Agency Shop
	Provision in Company-Union Contract	47
IV	Dues Deduction Authorization Form	48
V	Health Net HMO Plan	49
VI	Health Net Charter HMO 20/500 Plan	53

VII	Statement of Agreement for Establishing and
	Sustaining a Joint Labor-Management Partnership
	between United Illuminating Company and
	Local 470-1 UWUA, AFL-CIO	55
	Certificate Concerning Authorization
	to Execute Foregoing Agreement	57

AGREEMENT

Between

THE UNITED ILLUMINATING COMPANY

And

LOCAL 470-1 OF THE

UTILITY WORKERS UNION OF AMERICA, AFL-CIO

April 1, 2005

AGREEMENT entered into as of April 1, 2005, by and between THE UNITED ILLUMINATING COMPANY, hereinafter referred to as the "Company,” and LOCAL 470-1 OF THE UTILITY WORKERS UNION OF AMERICA, AFL-CIO, hereinafter referred to as the "Union.”

THIS AGREEMENT supersedes the agreement between the parties dated June 9, 2002.

WHEREAS, the Union and its predecessors were on August 13, 1942, April 6, l962, and July 11, 1973, certified by the National Labor Relations Board as the collective bargaining representative of certain of the employees of the Company; and

WHEREAS, both parties recognize that in the interests of public safety and the welfare of the community, the Company must furnish an adequate and uninterrupted supply of electricity; and

WHEREAS, both parties recognize the importance of continually increasing productivity and efficiency in providing electricity to the community at reasonable rates; and

WHEREAS, it is the desire of both parties to promote mutual confidence and understanding and to provide an adequate and uninterrupted supply of electricity;
NOW, THEREFORE, the parties agree as follows:

ARTICLE I
Recognition

SECTION l. Pursuant to said certifications by the National Labor Relations Board, the Company recognizes the Union as the collective bargaining representative of all of its employees, including the assistant dispatcher, but excluding executives, supervisory employees, watch engineers, line foremen, guards, police, watchmen, technical employees, confidential employees, private secretaries and persons having access to corporate books and payrolls, dispatchers, and receptionists directly connected with executive offices, for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment, and other conditions of employment.

SECTION 2. The term “employees” as used in this Agreement shall refer only to employees of the Company for whom the Union is the collective bargaining representative, as provided in Section 1 of this Article. The use of a masculine pronoun in this Agreement shall be deemed to include the masculine and feminine gender.

ARTICLE II
Rates of Pay

SECTION l. The parties accept and agree to an occupational classification system which is incorporated herein by reference, as set forth on various sheets in which each occupational classification is described, evaluated and classified by grade, and collectively referred to as Exhibit I. A list of maximum and minimum rates of pay for all occupations is attached hereto and made a part hereof and marked Schedule A. A list of the occupational classifications now included in Exhibit I showing the occupational code number and the grade of each such occupational classification, is attached hereto and made a part hereof and marked Schedule B.

SECTION 2. No occupational classification shall be altered or modified unless changes in methods of operation justify the establishment of a new job or the reclassification of an existing job. When a new job is established, or an existing job is reclassified, the job shall be described by supervision and one incumbent bargaining unit employee (designated by the Union) to a joint job evaluation committee. The committee shall include one standing bargaining unit member (designated by the Union). The appointed bargaining unit member (and one alternate designated by the Union) will receive formal training by the Company on the job evaluation plan prior to participating on the committee. The committee will evaluate and classify the job by grade in accordance with the occupational classification system. The Company will discuss the change with the Union at least one week before the change takes effect.

SECTION 3. Any employee who has satisfactorily completed his probationary period, as described in Section 4 of this Article, whose rate of pay is less than the maximum rate of pay for his occupational classification, shall receive an increase (other than General or Promotional Increase) in his rate of pay of seventy-two cents per hour (but not to a rate higher than the maximum rate) effective on the first Sunday in November.

SECTION 4. Prior to employment on a regular basis, a new employee will normally be required to serve a probationary period which shall not exceed six months and which ordinarily will not exceed three months.

SECTION 5. (a) When an employee is promoted to a higher occupational classification, he shall receive as of the date of his promotion an increase in his rate of pay according to the following schedule, or an increase in his rate of pay to the maximum rate of pay of his new occupational classification, whichever is smaller:

Number of	Cents Per Hour
Grades Promoted	Increase
l	Twenty-three
2	Thirty-two
3	Forty-one
4 or 5	Fifty
More than 5	Fifty-nine

In the special case of an employee who is receiving less than the minimum rate of pay of his new occupational classification, the employee shall receive as of the date of his promotion an increase in his rate of pay to the minimum of that occupational classification, or an increase in his rate of pay as designated in this paragraph above, whichever is greater. The provisions of this paragraph shall not change an employee's scheduled increases as provided in Section 3 of this Article.

If the promotional increase as set forth above brings an employee's rate of pay to a rate 3 cents or less below the maximum for his new occupational classification, the employee's regular hourly rate of pay will be increased to the maximum rate of pay for his new occupational classification.

(b) Prior to promotion to a higher occupational classification, an employee may be required to show successful performance in the higher occupational classification for a trial period not to exceed ninety days; provided, however, that he shall receive an increase in his rate of pay in accordance with paragraph (a) effective upon the date of his assignment to the higher occupational classification.

SECTION 6. (a) Until the implementation of a new time-and-labor system, temporary assignment pay will be administered as follows:  When a supervisor expressly assigns an employee temporarily, except for training purposes, to work in a higher classification for at least four hours (including overtime hours) in any one day, the employee shall receive temporary assignment pay for all hours worked in that day. When a supervisor expressly assigns an employee temporarily, except for training purposes, to work in a higher classification for at least sixteen hours (including overtime hours) in any one week, the employee shall receive temporary assignment pay for all hours worked in that week. Temporary assignment pay shall be his regular hourly rate increased according to the following schedule:

Number of Grades Above	Per Hour
Regular Classification	Increase
l	$1.00
2 or 3	$1.50
4 or 5	$2.00
More than 5 or a	$2.50
Supervisory Position

Subsequent to implementation of a new time-and-labor system, temporary assignment pay will be administered as follows: When a supervisor expressly assigns an employee temporarily, except for training purposes, to work in a higher classification (including overtime hours), the employee shall receive temporary assignment pay equal to the maximum hourly rate of pay in effect for the assigned higher classification (in accordance with Exhibit I, Schedule A) for each hour worked on temporary assignment. When a supervisor expressly assigns an employee temporarily, except for training purposes, to work in a supervisory position (including overtime hours), the employee’s regular hourly rate shall be increased $2.50 per hour for each hour worked on temporary assignment.

(b) No temporary assignment of more than 35 hours per week shall continue more than six months, except in unusual circumstances such as an assignment to a project of limited duration or an assignment caused by sickness, injury, or leave of absence.

(c) As soon as possible after the first of each month, the Company shall furnish the Union with a list of those employees temporarily assigned to a higher occupational classification.

SECTION 7. When an employee is changed from one occupational classification to another, the Company shall notify the Union of such change unless it shall have given the notice required under Section 3, of Article X.

SECTION 8. The regular hourly rate of any employee regularly scheduled to work rotating tours of duty in connection with a job which normally must be continuously covered 24 hours per day including Saturdays, Sundays and holidays (hereinafter referred to as a "rotating shift employee"), shall be increased $1.40 ($1.45 effective April 1, 2009; $1.50 effective April 1, 2010) per hour for all hours paid.

SECTION 9. (a) When any employee who is not a rotating shift employee is regularly scheduled to work sixteen hours or more (other than overtime hours) on any night shift in any one week, his regular hourly rate will be increased $1.30 ($1.35 effective April 1, 2009; $1.40 effective April 1, 2010) per hour for that week and this higher rate will be the basis of compensation for that week. Night shift shall be construed to mean all regular schedules starting at or between 10:00 P.M. and 5:59 A.M.

(b) When any employee who is not a rotating shift employee is regularly scheduled to work sixteen hours or more (other than overtime hours) on any afternoon shift (or sixteen hours consisting of eight hours on any afternoon shift and eight hours on any night shift) in any one week, his regular hourly rate will be increased $1.30 ($1.35 effective April 1, 2009; $1.40 effective April 1, 2010) per hour for that week and this higher rate will be the basis of compensation for that week. Afternoon shift shall be construed to mean all regular schedules starting at or between 1:00 P.M. and 9:59 P.M. The provisions of this paragraph shall not apply to any employee who qualifies under the provisions of paragraph (a).

(c) In the case of an employee entitled under the provisions of paragraph (a) or (b) to shift premium for hours worked during the payroll period immediately preceding such employee's holiday or vacation period, the same shift premium shall be considered a part of such employee's regular hourly rate for the purpose of computing the holiday or vacation pay to which such employee may be entitled under Article IV or Article V respectively.

SECTION 10. When an employee is required to work on Sunday, he shall receive an additional $5.15 ($5.30 effective April 1, 2006; $5.45 effective April 1, 2007; $5.60 effective April 1, 2008; $5.75 effective April 1, 2009; and $5.90 effective April 1, 2010) for each hour worked, and such additional amount shall be deemed to be a part of such employee's regular hourly rate for that day.

SECTION 11. Whenever employees are required by the Company to attend First Aid Meetings or classes of instruction pertaining to new devices or equipment adopted by the Company, the time spent at such meetings shall be considered as hours worked and the pay for such hours shall be computed in the same manner as that for other hours worked.

SECTION 12. The regular hourly rate for all employees in occupational classifications designated as bilingual shall be increased by fifty cents for each hour paid.

SECTION 13. Any employee assigned to Grade l under the occupational classification plan whose normal duties include assisting and instructing twelve or more employees shall receive, in addition to any other pay to which he may be entitled, seven cents for each hour for which such employee is entitled to pay under this Agreement.

SECTION 14. The Company will provide 48 hours notice to any employee whose scheduled starting time or quitting time is changed or whose scheduled day off is changed or whose regular schedule is reinstated after such a change. If 48 hours notice is not given, the employee shall receive one and one-half times his regular hourly rate during the first work period in the new schedule for each of the first 8 hours worked which are outside of his prior schedule, provided those hours otherwise would have been paid at straight time. This provision shall not apply to any employee who does not have a regular schedule, to any employee's return to his regular schedule within 48 hours of the original change, or to any employee or employees who request the change.

SECTION l5. An employee who is no longer able to do satisfactorily the work in his regular occupational classification because of his mental or physical condition shall receive either the regular hourly rate he was receiving at the time of his disability or the regular hourly rate of any occupational classification to which he may be assigned, the work in which he is then able to do, whichever rate is higher.

SECTION 16. For the purposes of this Article, each cent per hour shall be construed to mean forty cents per week for those employees who are paid by the week.

SECTION 17. Whenever employees are assigned to work on other utilities' properties under the Utilities Mutual Assistance Program, one and one-half times the regular hourly rate shall be paid for all hours of travel time or work time provided such hours otherwise would have been paid at straight time. In addition, such employees will be paid $25 per day for each day they performed Mutual Assistance work.

SECTION 18. When the travel distance between an employee's home and his temporary work location is greater than the travel distance between his home and his regular work location and he is authorized to provide his own transportation, he shall be paid mileage at a rate determined by the Company for the additional distance and shall be reimbursed for additional tolls.

SECTION 19. (a) The regular hourly rate for all Line Group Leaders, Power Delivery Working Leaders, Line Trouble Shooters, Power Delivery Trouble Shooters, Line Workers First Class, Power Delivery Construction Specialists, and Power Delivery Splice Specialists, subject to the Company’s procedures governing the use of rubber gloves on lines and equipment energized at voltages in excess of 5,000 volts, shall be increased by a differential in the amount of $2.00 for each hour paid.

(b) The regular hourly rate for all Power Delivery Apprentices who have completed 18 months of service as a Power Delivery Apprentice and who have successfully completed the “Rubber Gloving Training Program” shall be increased by a differential in the amount $2.00 for each hour paid.

SECTION 20. When employees are assigned to be on call to report for work, if necessary, outside of their regular daily schedule of hours on a Saturday, Sunday, or holiday (per Article IV), they shall receive three hours’ pay at their regular hourly rate for each 24-hour period so assigned. Employees on call on a Monday through Friday shall receive one and one-half hours’ pay at their regular hourly rate for each 24-hour period of such assignment. If employees on call are required to perform work, they will be compensated in accordance with Article III, in addition to the applicable on-call pay. Once contacted, on-call employees are expected to arrive at their designated work location within 30-60 minutes of being notified.

SECTION 21. As shown in Exhibit I, Schedule A, the rates of pay for the Weekly and Hourly Occupational Classifications will be increased as follows:

(a)	Effective April 1, 2005:	3.50% General Increase
(b)	Effective April 2, 2006:	3.75% General Increase
(c)	Effective April 1, 2007:	3.75% General Increase
(d)	Effective March 30, 2008:	3.75% General Increase
(e)	Effective March 29, 2009:	3.50% General Increase
(f)	Effective April 4, 2010:	3.50% General Increase

ARTICLE III
Overtime

SECTION l. One and one-half times the regular hourly rate shall be paid to all employees for hours worked in excess of forty hours in any one week, exclusive of any hours worked on a holiday, for which payment is to be made in accordance with the provisions of Article IV.

SECTION 2. For employees whose regular daily schedule is eight hours or less, one and one-half times the regular hourly rate shall be paid for hours worked over eight hours in any one day,

exclusive of any hours worked on a holiday for which payment is to be made in accordance with the provisions of Article IV.

SECTION 3. Overtime rates of pay shall not be applied more than once to any particular hour worked.

SECTION 4. An employee required to report for work outside of and not contiguous to his regularly scheduled work week shall receive a minimum payment equivalent to four and one-half times his regular hourly rate. An employee called in to work before the beginning of his regular work day and who is required to stop work less than two hours immediately preceding his regular work day or who is called in to work less than two hours immediately following his regular work day shall receive compensation in such cases based upon continuous time from the beginning of the overtime period until his regular starting time and from the end of his regular work day to the time the employee finally stops work, but in no event less than four and one-half times his regular hourly rate.

The Company shall continue to assign overtime work as far in advance as is practicable. If an overtime work assignment, which is outside of and not contiguous to an employee's regularly scheduled work week, is canceled by less than twelve hours' notice to the employee prior to the start of the work, he shall receive two hours' pay at his regular hourly rate.

SECTION 5. For work outside of and not contiguous to the regular schedule of hours, the Company will either provide a meal or pay a meal allowance of $10.30 ($10.60 effective April 1, 2006; $10.90 effective April 1, 2007; $11.20 effective April 1, 2008; $11.50 effective April 1, 2009; $11.80 effective April 1, 2010) for the first two consecutive hours of such work assigned with less than twelve hours' notice, and an additional meal or meal allowance of $10.30 ($10.60 effective April 1, 2006; $10.90 effective April 1, 2007; $11.20 effective April 1, 2008; $11.50 effective April 1, 2009; $11.80 effective April 1, 2010) for every five consecutive hours of such work thereafter.

For work outside of and not contiguous to the regular schedule of hours, the Company will either provide a meal or pay a meal allowance of $10.30 ($10.60 effective April 1, 2006; $10.90 effective April 1, 2007; $11.20 effective April 1, 2008; $11.50 effective April 1, 2009; $11.80 effective April 1, 2010) for the first ten consecutive hours of work assigned with at least twelve hours' notice, and an additional meal or meal allowance of $10.30 ($10.60 effective April 1, 2006; $10.90 effective April 1, 2007; $11.20 effective April 1, 2008; $11.50 effective April 1, 2009; $11.80 effective April 1, 2010) for every five consecutive hours of such work thereafter.

For work contiguous to the regular daily schedule of hours, the Company will either provide a meal or pay a meal allowance of $10.30 ($10.60 effective April 1, 2006; $10.90 effective April 1, 2007; $11.20 effective April 1, 2008; $11.50 effective April 1, 2009; $11.80 effective April 1, 2010) for the first two additional hours of work (provided the employee has worked at least ten consecutive hours) and an additional meal or meal allowance of $10.30 ($10.60 effective April 1, 2006; $10.90 effective April 1, 2007; $11.20 effective April 1, 2008; $11.50 effective April 1, 2009; $11.80 effective April 1, 2010) for every five consecutive hours of work thereafter.

One-half hour paid meal time will be provided to any employee who is entitled to a meal or a meal allowance under Section 5 and who works at least two hours, either outside of and not contiguous to the regular schedule of hours, or outside of and contiguous to the regular daily schedule of hours.

SECTION 6. When an employee, not having at least four hours' notice, is required to work within the eight-hour period that immediately precedes his regular daily schedule, and his regular daily schedule of hours starts between 6:00 A.M. and 10:00 A.M., he shall be entitled to a rest period at the beginning of his regular daily schedule of hours equal to the number of hours worked within the preceding eight-hour period, with pay at his regular hourly rate. The Company may permit an employee to take his rest period, if less than eight hours, at any time during his regular daily schedule of hours. If the employee is required to work during all or part of such rest period, he shall receive additional pay for those hours worked, at his regular hourly rate. The provisions of this Section shall be in place of and not cumulative with the provisions of Article III, Section 4 and Article III, Section 7; provided, however, the employee may choose to be paid in accordance with Article III, Section 4 instead of in accordance with the provisions of this Section, but he may not be paid under both Sections, and any hours worked within the preceding eight-hour period, which are the basis for any claim for compensation under this Section, shall not be deemed to be hours worked for the purpose of Article III, Section 7.

SECTION 7. (a) An employee required to work for an "extended work period,” as hereinafter defined, shall during such period be entitled to additional pay, as hereinafter specified, in addition to being paid at his regular hourly rate for all hours worked during such period. By definition, an employee shall be deemed to be in an "extended work period" as of any moment if, but only if, he worked at least l6 hours during the 20 hours immediately preceding such moment. The additional pay for such period shall be determined as follows:

(l)	For such of the first 8 hours of such extended work period, he shall be paid additional pay at his regular hourly rate.

(2)
For all hours worked during such extended work period after the first 8 hours thereof, he shall be paid additional pay at one and one-half times his regular hourly rate. Hours qualifying for payment under the provision of this subsection (a)(2) shall not be deemed to be hours worked for the purposes of computing overtime payable under the provisions of Article III (except that such of those hours as fall within his regularly scheduled work week shall be counted in determining the forty hours referred to in Section l of Article III) or for the purpose of determining premium pay for holiday hours worked under the provisions of Section 3, of Article IV.

(b) In addition, upon the completion of any extended work period, an employee shall be entitled to a rest period of 8 hours immediately following such extended work period and shall be paid at his regular hourly rate for such of said 8 hours as fall within his regular daily schedule of hours. For the purposes of this subsection (b), the regular daily schedule of hours shall be deemed to apply on regular days off, holidays, and vacation days.

SECTION 8. In any week during which a holiday occurs, or in any week during which an employee is absent due to a bona fide illness, extreme fatigue owing to previous overtime work, jury duty, or an authorized personal absence for Union business, hours worked (exclusive of any hours worked on a holiday for which payment is to be made in accordance with the provisions of Article IV), which would have qualified under the other provisions of this Agreement for the overtime rate of one and one-half times the regular hourly rate had such holiday or such absence not occurred, shall be paid for at such overtime rate.

SECTION 9. The Company will endeavor to distribute overtime work fairly among the qualified employees, having in mind employees' availability and willingness to respond promptly to calls for emergency work. Employees who are called in for emergency work (exclusive of on-call assignments per Article II, Section 20) are expected to arrive at their designated work location within one hour of being notified, unless arrangements have been made with supervision.

SECTION l0. Any employee who works on each of seven consecutive days in any one calendar week will receive two times his regular hourly rate for all hours worked on his second scheduled day off during that week, as well as for hours worked beyond midnight of his second scheduled day if contiguous to hours worked on the second scheduled day, provided all such hours otherwise would have been paid at one and one-half times his regular hourly rate.

ARTICLE IV
Holidays

SECTION l. The following shall be deemed to be holidays and the word "holiday" as used herein shall refer only to such holidays:

New Year's Day	Labor Day
Martin Luther King's Day	Columbus Day
Washington's Birthday	Veterans Day
Good Friday	Thanksgiving Day
Memorial Day	Friday after Thanksgiving
Independence Day	Christmas Day

When a holiday falls on Sunday, the following Monday shall be deemed to be the holiday in its stead, except that, for those employees whose regularly scheduled work week includes that Sunday, the holiday will be observed on Sunday. When a holiday falls on Saturday, the preceding Friday shall be deemed to be the holiday in its stead, except that, for those employees whose regularly scheduled work week includes that Saturday, the holiday will be observed on Saturday.

SECTION 2. Any employee who is not required to work on a holiday shall be paid at his regular hourly rate for those hours of the holiday which fall within his regularly scheduled work week.

SECTION 3. (a) In addition to the pay specified in Section 2 of this Article, any employee who is required to work on a holiday shall be paid at one and one-half times his regular hourly rate for all holiday hours worked within his regularly scheduled work week, he shall be paid at twice his regular hourly rate for all holiday hours worked outside his regularly scheduled work week, and he shall be paid an additional one-half of his regular hourly rate for all holiday hours worked in excess of eight. Hours worked on a holiday shall not be considered in computing overtime pay. An employee required to report for work on a holiday shall receive a minimum payment equivalent to four and one-half times his regular hourly rate.

(b) Any employee who is required to work on December 25th shall be paid at twice his regular hourly rate for all hours worked.

SECTION 4. Any employee who is regularly scheduled to work eight hours or more per day on each of two or more Saturdays and/or Sundays per month and who is regularly scheduled to work on the average forty hours or more per week shall receive pay at his regular hourly rate for eight hours for each holiday which occurs on his day of relief, provided that on his last scheduled day before or on his first scheduled day after the holiday he works his regularly scheduled hours.

SECTION 5. In the event that a holiday falls during an employee's vacation period, he shall receive an additional day off at a time that is mutually agreeable to the Company and the employee and that frequently will not adjoin the regular vacation period.

ARTICLE V
Vacations

SECTION l. During each calendar year the Company will grant vacations with pay as follows:

(a) Six weeks to each employee whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 34 years, for which vacation the employee will receive the equivalent of 240 times his regular hourly rate, subject to the provision, however, that the six weeks will not ordinarily be scheduled in one continuous period.

(b) Five weeks and four days to each employee (except an employee covered by the provisions of subsection (a) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 33 years, for which vacation the employee will receive the equivalent of 232 times his regular hourly rate, subject to the provision, however, that the five weeks and four days will not ordinarily be scheduled in one continuous period.

(c) Five weeks and three days to each employee (except an employee covered by the provisions of subsection (a) or (b) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 32 years, for which vacation the employee will receive the equivalent of 224 times his regular hourly rate, subject to the provision, however, that the five weeks and three days will not ordinarily be scheduled in one continuous period.

(d) Five weeks and two days to each employee (except an employee covered by the provisions of subsection (a), (b), or (c) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 31 years, for which vacation the employee will receive the equivalent of 216 times his regular hourly rate, subject to the provision, however, that the five weeks and two days will not ordinarily be scheduled in one continuous period.

(e) Five weeks and one day to each employee (except an employee covered by the provisions of subsection (a), (b), (c), or (d) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 30 years, for which vacation the employee will receive the equivalent of 208 times his regular hourly rate, subject to the provision, however, that the five weeks and one day will not ordinarily be scheduled in one continuous period.

(f) Five weeks to each employee (except an employee covered by the provisions of subsection (a), (b), (c), (d), or (e) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 24 years, for which vacation the employee will receive the equivalent of 200 times his regular hourly rate, subject to the provision, however, that the five weeks will not ordinarily be scheduled in one continuous period.

(g)
Four weeks to each employee (except an employee covered by the provisions of subsections (a), (b), (c), (d), (e), or (f) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded l4 years, for which vacation the employee will receive the equivalent of l60 times his regular hourly rate, subject to the provision, however, that the four weeks will not ordinarily be scheduled in one continuous period.

(h)
Three weeks to each employee (except an employee covered by the provisions of subsections (a), (b), (c), (d), (e), (f), or (g) above) whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 5 years, for which vacation the employee will receive the equivalent of l20 times his regular hourly rate, subject to the provision, however, that the three weeks will not ordinarily be scheduled in one continuous period.

(i)
Two weeks to each employee (except an employee covered by the provisions of subsections (a), (b), (c), (d), (e), (f), (g), or (h) above) who is on the payroll on or before May l of the preceding calendar year and continuously thereafter until the end of the preceding calendar year, for which vacation the employee will receive the equivalent of 80 times his regular hourly rate.

(j)
One week to each employee who was employed after May l but on or before November l of the preceding calendar year and who was continuously on the payroll thereafter until the end of the preceding calendar year, for which vacation the employee will receive the equivalent of 40 times his regular hourly rate.

(k)
Except for an employee who is entitled to six weeks' vacation pursuant to subsection (a) above, one additional week to each employee who is at least 62 years of age as of the end of the preceding calendar year, for which week the employee will receive the equivalent of 40 times his regular hourly rate.

SECTION 2. Consideration will be given where possible to the wishes of the employees in determining the time of their vacations, but the final decision as to an employee's vacation period will rest exclusively with the Company.

SECTION 3. If during any calendar year conditions have made it impossible for the Company to grant to any employee all or part of his vacation, such employee will receive, in addition to his regular pay, compensation at his regular hourly rate for such part of the vacation as the Company was unable to grant. In the alternative, an employee may elect to carry over up to forty hours of vacation that the Company could not grant, which must be taken the following calendar year.
SECTION 4. In the event that the Company finds it necessary to postpone the scheduled vacation of any employee and is unable to assign him another vacation period which is suitable to him, he shall receive vacation pay in accordance with the provisions of Section 3 of this Article.

SECTION 5. In the event any employee is sick at the time his vacation is scheduled to begin, the Company shall upon request of such employee grant a later vacation period within the calendar year if it is practicable to do so. If the Company is unable to grant a later vacation or if such later vacation is not suitable to the employee, he shall receive vacation pay in accordance with the provisions of Section 3 of this Article.

SECTION 6. In each calendar year, employees who are on approved sick leave and who have no available paid sick allowance under Article VI, Section 1, may elect to use available paid vacation hours in accordance with above Section 1 during the one-week waiting period, if applicable, under the Company’s Plan for Employees’ Disability Benefits. Employees must complete a form through supervision that authorizes Payroll to use their available paid vacation hours to convert some or all of the forty hours of unpaid sick time during the waiting period to paid sick time.

SECTION 7. In the event an employee is called in from vacation for emergency work, he shall be paid, in addition to his vacation pay as set forth in Section l of this Article, twice his regular hourly rate for all hours worked during his vacation, but in no event shall the employee receive less than the equivalent of eight hours' pay at his regular hourly rate for each time he is called in for such emergency work.

SECTION 8. Upon the termination of an employee's services with the Company, voluntarily or otherwise, he shall be paid any vacation pay not previously paid to him which would, except for such termination, be payable to him during the then current calendar year. Upon the death of an employee, any vacation pay payable to him hereunder shall be mailed to the employee’s last known address.

SECTION 9. If termination is due to retirement, the employee shall also be paid an amount equivalent to the vacation pay that would, except for such retirement, have been payable to him during the calendar year immediately following the year of his retirement, except that it shall be paid pro-rata based on the number of completed months of employment during the calendar year in which he retired.

SECTION 10. Notwithstanding any other provision in this Article, a full-time employee who terminates employment with at least one year of continuous service and who is subsequently re-

employed by the Company as a full-time employee will be credited with the amount of employee's pre-break service for the purpose of computing the employee's vacation eligibility under Section 1 hereof, effective one year after the employee's rehire.

ARTICLE VI
Sick Leave, Funeral Leave, and Leave of Absence

SECTION l. (a) When any employee is absent from work due to sickness and satisfies the Company that such absence from work is warranted, the Company will pay such employee at his regular hourly rate for such hours of absence within his regularly scheduled work week, subject to the limitation that hours for which such pay is allowed shall not aggregate more than 40 for any calendar year, provided, however, that up to 200 hours of unused sick allowance may be accumulated and will be used before the 40 hours of sick allowance for the current year. The provisions of this Article shall not affect any Sickness Disability Benefits to which the employee may be entitled under "The United Illuminating Company Plan for Employees' Disability Benefits."

Each calendar year, employees who have accumulated more than 120 hours of unused sick allowance may elect to sell back to the Company the unused hours in excess of 120 up to the allowed maximum of 200 hours. Employees shall be compensated for each hour of exchanged sick allowance in an amount equal to one-half times their regular hourly rate, which would not qualify as pensionable earnings.

(b) During each calendar year, with the prior authorization of the supervisor, the Company will grant to employees who are not shift workers, as defined in Section 1 (c) of this Article, eight hours of personal paid absence in lieu of eight of the aggregate of forty hours of absence due to sickness in Section 1 (a) of this Article. Employees must have at least eight hours of unused sick time to take a paid personal day, which also may be taken in two increments of four hours. Employees may not accumulate unused personal time from year to year.

(c) During each calendar year, with the prior authorization of the supervisor, the Company will grant to shift workers whose schedule includes an afternoon or evening start time twenty-four hours of personal paid absence in lieu of twenty-four of the aggregate of the forty hours of absence due to sickness in Section 1 (a) of this Article. Employees must have at least twenty-four hours of unused sick time to take three paid personal days, which also may be taken in increments of four hours. Employees may not accumulate unused personal time from year to year.

SECTION 2. (a) When any employee is absent from work due to the death of his spouse (or domestic partner of record with the Company), child, step child, foster child, or parent (or step-parent or foster parent in lieu of parent), the Company will pay such employee at his regular hourly rate for such hours of absence within his regularly scheduled work week, up to a maximum of 40 hours.

(b) When any employee is absent from work due to the death of his brother, half-brother, sister, half-sister, or parent-in-law, the Company will pay such employee at his regular hourly rate for such hours of absence within his regularly scheduled work week, up to a maximum of 24 hours.

(c) When any employee is absent from work due to the death of his grandparent or grandchild, the Company will pay such employee at his regular hourly rate for such hours of absence within his regularly scheduled work week, up to a maximum of 8 hours.

(d) When an employee is absent from work in order to serve as a pallbearer for another employee, the Company will pay such employee at his regular hourly rate for such hours of absence within his regularly scheduled work week, up to a maximum of 8 hours.

(e) Payment under this Section is subject to the Company being satisfied that such absence is warranted.

SECTION 3. Leaves of absence without pay not to exceed two weeks in any contract year shall be granted upon the request of the Union, to not more than three members of the Union, provided the absence of the employees selected by the Union shall not in the opinion of the Company interfere with the Company's operations or cause undue hardship to other employees.

SECTION 4. A leave of absence without pay or any other benefits shall be granted upon the request of the Union to enable not more than one employee to serve as a Union representative. Upon reinstatement at the termination of the Leave of Absence, the time spent on the Leave of Absence shall be added to the employee's Classification Seniority and Company Service for seniority purposes. Such time shall not be included in his years of service or of employment for any other purpose, including vacations, pensions, or sickness disability benefits, but the Leave of Absence shall not constitute a break in "continuous" service so as to result in a loss of previously accrued years of service or of employment for any purpose, including vacations, pensions, or sickness disability benefits.

SECTION 5. When an employee is required to be absent from work to serve as a juror, the Company will pay such employee the difference between his jury pay and his regular hourly rate for such hours of absence within his regularly scheduled work week.

ARTICLE VII
Hospital, Medical, Dental and Disability Insurance

SECTION 1. From April 1, 2005 to December 31, 2005, the Company will make available to employees the Health Net HMO Plan providing the hospital and medical benefits set forth in Exhibit V, which is attached hereto and made a part hereof. The Company will pay 87% of the cost of the premiums for such coverage for all employees and their eligible dependents, if any, and employees shall pay the remaining premium costs for themselves and their eligible dependents, if any.

SECTION 2. Effective January 1, 2006, the Company will make available to employees the Health Net Charter HMO 20/500 Plan providing the hospital and medical benefits set forth in Exhibit VI, which is attached hereto and made a part hereof. The Company and employees will share the cost of the premiums for such coverage for all employees and their eligible dependents, if any, as set forth in subsections 2 (a)-(f) below:

(a)
Effective January 1, 2006, the Company will pay 87% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(b)
Effective January 1, 2007, the Company will pay 87% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(c)
Effective January 1, 2008, the Company will pay 86.5% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(d)
Effective January 1, 2009, the Company will pay 85% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(e)
Effective January 1, 2010, the Company will pay 84.25% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(f)
Effective January 1, 2011, the Company will pay 83.5% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

SECTION 3.  Effective January 1, 2006, the Company shall have the right to replace the health insurance plan described in Section 2 with a substitute plan that provides benefits comparable to, but not identical to, the overall level of benefits described on Exhibit VI. For purposes of this section, overall comparability shall be determined without regard to (a) any changes in the identity of the carrier, (b) any differences in plan provisions concerning the administration of benefits and procedures for obtaining reimbursement for services, and (c) any differences based on a one-for-one comparison of specific benefits in the substitute plan and those listed on Exhibit VI, it being recognized by the parties that differences in benefits offered for specific services do not necessarily render plans materially dissimilar on a comprehensive basis and that the intent of this section is to ensure only that any substitute plans adopted by the Company approximate prior plans without a material change in the overall level of benefits provided to employees and their eligible dependents. The Company will solicit the input of the Union prior to adopting a substitute plan under this section, and will allow for Union representation on any committee formed for the purpose of reviewing the provisions of any substitute plans considered by the Company.

SECTION 4. During the term of this Agreement,

(a)	The Company will make available a Comprehensive Dental Expense Plan for all employees and their eligible dependents, if any, which plan will provide a calendar year maximum of $2,500 per person (including orthodontic treatment), a lifetime maximum of $5,000 per person (excluding orthodontic treatment), a lifetime maximum of $1,500 per person for orthodontic treatment, and a calendar year deductible of $75 per covered person. The Company and employees will share the cost of the premiums for such coverage for all employees and their eligible dependents, if any, in accordance with the following schedule:

From April 1, 2005 to December 31, 2005, the Company will pay 87% of the cost of the premiums for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2006, the Company will pay 87% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2007, the Company will pay 87% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2008, the Company will pay 86.5% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2009, the Company will pay 85% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2010, the Company will pay 84.25% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2011, the Company will pay 83.5% of the premium costs for employees and their eligible dependents, if any. Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(b)	The Company will pay the premiums for a Long Term Disability Plan for all employees.

(c)
The Company shall have the right to replace any of the existing plans in Section 4 (a) and (b) with another plan that will provide the same benefits. The Company will inform the Union prior to changing an existing plan with any other plan.

SECTION 5. Each employee shall have the option of enrolling in another hospital and medical benefits plan, if available, in lieu of the plan described in Section 1 or Section 2 above. If an employee elects such option, and if the cost of the premiums for such optional coverage is less than the cost of the plan described in Section 1 or Section 2, the Company will pay 87% of the premium costs (87% effective January 1, 2006; 87% effective January 1, 2007; 86.5% effective January 1, 2008; 85% effective January 1, 2009; 84.25% effective January 1, 2010; and 83.5%

effective January 1, 2011) for such optional coverage for employees and their eligible dependents, if any. The employee shall pay the remaining premium costs for himself and his eligible dependents. If the cost of the premiums for such optional coverage exceeds the cost of the plan described in Section 1 or Section 2, the Company will pay an amount equal to the amount it otherwise would have paid under Section 1 or Section 2 for such employee and his eligible dependents had the employee not elected optional coverage, and the employee shall pay 85% (95% effective January 1, 2009; 100% effective January 1, 2011) of the remaining premium costs for himself and his eligible dependents. Prior to January 1, 2011, the Company shall pay the balance of the premium costs for such employee and his eligible dependents.

Each new employee shall elect, at the time of hiring, coverage under either the plan provided in Section 1 (Section 2, effective January 1, 2006) or optional coverage, to be effective in either event according to the enrollment provisions of each such coverage.

For other employees, optional coverage shall become effective only on January 1st of each year. Each employee shall notify the Company prior to December 1st of the preceding year of his intention to elect optional coverage. Such optional coverage shall continue from year to year thereafter unless the employee notifies the Company prior to December 1st of any year of his intention to return to the plan provided in Section 1 (Section 2, effective January 1, 2006) as of January 1st.

SECTION 6. The employee’s share of the premium costs for the coverage described in Sections 1, 2, 4 (a), and 5 shall be deducted from the employee’s pay on a weekly basis, provided the Company is in receipt of a written authorization for such purpose from the employee.

SECTION 7. The coverages described in Sections 1, 2, 4 (a), and 5 shall be made available to employees in accordance with and subject to the provisions of the Company’s “BENEFLEX Plan,” as it may change from time to time.

SECTION 8. The parties acknowledge that during the parties’ negotiations for a new collective bargaining agreement, the Union may elect to engage the services of a health insurance benefits consultant (the “Consultant”) to explore the feasibility of identifying an alternative health insurance plan, providing alternative benefits acceptable to the parties, at a cost lower than the cost of the Health Net Charter HMO 20/500 Plan referenced in Section 2 and any optional plans currently available under Section 5 (herein the “Alternative Plan”), for both active employees and retirees commencing January 1, 2006.

Between the effective date of this Agreement and August 1, 2005, the Company will, upon request, furnish to a health insurance benefits consultant designated by the Union, such data as is reasonably necessary and customary for the purpose of preparing a Request for Proposal (herein the “RFP”) concerning an Alternative Plan, it being understood that the following conditions shall apply:

(1)
The Company will provide the Consultant with a letter confirming that the Consultant is acting with the Company’s consent in pursuing the RFP. However, the Consultant shall not have any authority to act for or on behalf of the Company and shall not be an agent of the Company.

(2)	The Consultant will not solicit bids from the health insurance carriers that are currently providing health insurance to the Company.
(3)	The Consultant will provide the Company with a signed letter verifying receipt of the furnished data and his intent to submit an initial RFP for an Alternative Plan.
(4)	Only the Consultant in subsection (3) would be allowed to submit an RFP on behalf of the Union.
(5)
The RFP shall require a separate itemization of the cost of an Alternative Plan for (a) all bargaining unit employees and all present and future bargaining unit retirees, (b) all non-bargaining unit employees and all present and future non-bargaining unit retirees, and (c) all employees of the Company and all present and future retirees of the Company.

(6)	The RFP shall quote the specific brokerage fees that would be payable if the Alternative Plan is implemented.
(7)	The Consultant will submit his initial RFP (including proposed rates) by June 15th of any year, with a final RFP and rates due no later than September 15th of the same year.

Based on the results of the RFP, the Union shall have the right to present to the Company an Alternative Plan for review and evaluation, together with an offer to implement the Alternative Plan effective January 1, 2006. If the Union offers to implement the Alternative Plan on terms such that the projected cost to the Company of implementing and maintaining the Alternative Plan for bargaining unit employees, and all present and future bargaining unit retirees, during 2006 is less than or equal to the cost to the Company of maintaining the health insurance plans otherwise applicable to such individuals under the Agreement (and any predecessor agreements) during 2005, then the parties shall negotiate the implementation of the Alternative Plan (including payment of brokerage fees), provided that the implementation of the Alternative Plan would not substantially impact the cost of insurance provided by the Company to non-bargaining unit employees and non-bargaining unit retirees.

If the actual cost to the Company (net of the premium cost shares paid by participants) for the Alternative Plan during 2006, or any succeeding year, is less than the actual cost to the Company of providing health insurance for the bargaining unit and bargaining unit retirees (net of the premium cost shares paid by participants) during 2005, in each case measured on a cost-per-employee/cost-per-retiree basis, the difference will be rebated to the bargaining unit on such terms as shall be agreed by the parties.

Unless an Alternative Plan is implemented in accordance with this Section, the plan described in Section 2 shall remain in effect. In the event an Alternative Plan is not implemented in accordance with this Section for 2006, the Union shall have the right to pursue a second RFP, on the terms described above, with prior written notification to the Company, for one of the remaining calendar years of the Agreement, at its option.

ARTICLE VIII
The United Illuminating Company Pension Plan, KSOP Plan, and
Plan for Employees' Disability Benefits

SECTION 1. The Company will take such action as may be appropriate to make modifications to The United Illuminating Company Pension Plan (the “Pension Plan”) as may be necessary to comply with applicable laws and to obtain the approval of the U.S. Treasury Department.

SECTION 2. Effective May 16, 2003, the Pension Plan was amended to change the actuarial reduction for early retirements under Section 4.02 (c) of the Pension Plan from four-twelfths (4/12) of one percent (i.e., 4% per year) to three-twelfths (3/12) of one percent (i.e., 3% per year) for each month by which the commencement date of an employee's pension precedes his fifty-eighth (58th) birthday.

SECTION 3. The Company shall maintain The United Illuminating Company Plan for Employees' Disability Benefits.

SECTION 4. The United Illuminating Company 401(k)/ Employee Stock Ownership Plan (the “KSOP Plan”) was amended to provide as follows:

(a)
Commencing January 1, 2003, the Company contributes to the KSOP Plan shares of Company stock in an amount equal to one percent (1.0%) for each one percent (1.0%) of an employee’s gross wages, up to three percent (3.0%) of such gross wages, which the employee elects to have withheld from his wages and paid into the KSOP Plan, subject to applicable limits under the Internal Revenue Code.

(b)
Commencing January 1, 2003, the Company contributes to the KSOP Plan shares of Company stock in an amount equal to one-half of one percent (.50%) for each additional one percent (1.0%) of an employee’s gross wages, up to an additional two percent (2.0%) of such gross wages, which the employee elects to have withheld from his wages and paid into the KSOP Plan, subject to applicable limits under the Internal Revenue Code.

(c)	The maximum matching contribution of sub-sections 4 (a) and 4 (b) is four percent (4.0%) of an employee’s wages and is in the form of Company stock.

(d)	Employees shall be permitted to contribute to the KSOP Plan up to the maximum dollar limit prescribed by law.

(e)
Effective July 1, 2002, employees who are KSOP Plan participants and who turn age 50 during the KSOP Plan year shall be eligible to make an additional “catch-up” contribution to the KSOP Plan up to the annual limits prescribed by law.

(f)	Participants in the KSOP Plan may elect to diversify up to 40% of the value of their Company stock in the KSOP Plan.

(g)
No later than the end of the quarter following the close of the KSOP Plan Year, if a participant has contributed the dollar maximum permitted under the Internal Revenue Code, but has not received a dollar-for-dollar match on his Salary Reduction Contributions up to 3% of Compensation, and $.50 for each dollar saved on Salary Reduction Contributions between 4% and 5% of Compensation (the “Required Matching Contribution”), the Company will make an additional Matching Contribution equal to the difference, if any, between the Required Matching Contribution and the actual Matching Contribution made on behalf of the participant for such KSOP Plan Year.

(h)	Expenses associated with the amendment, restatement, and administration of the KSOP shall continue to be paid out of funds in the Plan and allocated as appropriate to Plan participants.

(i)
Employees hired on or after April 1, 2005 shall not be eligible to participate in the Pension Plan and shall not be eligible to participate in any retiree medical plan offered by the Company or its affiliates. In lieu of such participation, for employees hired on or after April 1, 2005, the Company will make an additional cash contribution for each KSOP Plan Year to the KSOP Plan equal to 4.0% of total annual compensation (as defined in the KSOP Plan) which shall be separately accounted for within the KSOP Plan. In lieu of retiree medical plan benefits, the Company will make an additional cash contribution equal to $1,000 per KSOP Plan Year, which also shall be separately accounted for within the KSOP Plan. These contributions will be spread ratably throughout the year with each pay period so that in order to be entitled to the full annual contribution, employees must participate throughout the entire KSOP Plan Year. Employees do not need to contribute to the KSOP Plan in order to receive these additional contribution amounts, but they must be enrolled in the KSOP Plan. These additional contributions shall be invested in the same manner as employees have directed with respect to their other participant directed investments under the KSOP Plan. The additional contributions provided in this subsection (i) shall be subject to a five- year vesting schedule.

(j)	Effective April 1, 2011, all pay employees receive for unused vacation (in accordance with Article V) shall be excluded from the definition of compensation on which pension benefits are based.

ARTICLE IX
Safety

Management and the Union will work together to make the Company a leader in the industry for its safe work performance. To do so, the safety of employees must be an important shared priority of the parties. No work performed or service provided is so urgent to prevent taking the necessary time and using the proper equipment required to be safe. Each and every employee is responsible for and must be committed to following established safety rules, work practices, and regulations to ensure his own safety on the job, as well as the safety of his co-workers and the public we serve.

The Company will be accountable for providing employees with the training, work processes, tools and equipment it deems proper and necessary for them to perform their job duties in a safe and productive manner.

The Union will have representation from three major work areas on the Company's Central Safety Steering Committee, which shall include the Union's Safety Officer and two other bargaining unit employees.

As a joint sustaining priority, employee safety must be supported by proper ongoing training, by an active commitment of everyone in our organization, and by a collective determination to always position employee safety as a cornerstone to the ongoing success of our business. Rather than being in conflict, employee work performance and safety must be integrated to achieve effective job results. Every employee must assume a proactive role by being conscious of and applying all established safety rules, work practices, and regulations, as well as by identifying hazards on the job to promote a safe work culture. Employees are also responsible for properly maintaining and returning Company-provided tools and equipment.

The fundamental purpose of the established safety rules is to prevent on-the-job injuries. Employees need to read, understand, and follow the safety rules, and they should refer to them to maintain their understanding and safety awareness. The parties recognize that the established safety rules are subject to revision based on changes in regulations and the nature of the work, as well as on future experiences with safety issues. Employees are encouraged to provide information that could improve the effectiveness of any safety rules or work practices by following the process developed jointly by the parties.

ARTICLE X
Seniority

SECTION l. The selection of employees to fill vacancies in occupational classifications and to be laid off or rehired shall be in accordance with the principles of seniority set forth in a certain document entitled "Principles of Seniority,” which document, having been agreed to by the parties, is attached hereto and made a part hereof and marked Exhibit II; PROVIDED, HOWEVER, no employee shall be entitled hereunder to assignment to any occupational classification for which he is not qualified as hereinafter provided. An employee shall be considered qualified for assignment to an occupational classification if, (a) he has the ability and training necessary for the efficient performance of the work called for therein, (b) his performance has been satisfactory and his attitude cooperative, and (c) he has no infirmity which would result in such assignment being dangerous to himself or to others or their property.

SECTION 2. Temporary reassignment of personnel and work to meet emergency conditions will be made by the Company whenever necessary without consideration of the “Principles of Seniority.”

SECTION 3. Not less than 7 days prior to the effective date on which the Company proposes to promote an employee into or to fill a vacancy in an occupational classification, within Grades 1B to 8 inclusive or Grades E to M inclusive, for which the Union is the collective bargaining representative as provided in Article I, Section l, or to place an employee on trial preparatory to such promotion, the Company shall post on the bulletin boards of departments affected the name of the employee and the position for which he has been selected. When an employee has been passed over for such promotion or trial, either the employee, or the Union with the employee's written consent, may, at any time prior to the effective date of such promotion or trial, request that the Company state in writing its reasons for not selecting him. At least three days prior to the proposed date of posting, the Company shall notify the appropriate Union Official of the name of the employee and the position for which he has been selected. If the Union Official so requests, prior to the posting of the notice, the Company shall postpone the posting until the seventh day after notification to the Union Official.

In the event the Union wishes to protest the selection of such employee for the promotion or trial under consideration, the Union may submit its protest in writing as a grievance directly to a Board of Review in accordance with the provisions of Article XVI, Section 1 (c) at any time prior to the effective date of such proposed promotion or trial, and said Board of Review shall be convened not more than five days after the grievance is submitted.

If such protest is filed by the Union, the employee selected by the Company may be temporarily assigned to the occupational classification in question pending the settlement of the grievance.

SECTION 4. If, during the term of this Agreement and pursuant to the provisions of Paragraph 5 (or pursuant to the provisions of clause (b) of the third from the last sentence of Paragraph 2) of the above-mentioned "Principles of Seniority", any full time regular employee hired before May 16, 2002 is demoted or transferred from his regular occupational classification, as the result of being excess in such regular occupational classification, to another occupational classification in a lower grade, then, in such event and subject to the following limitations and provisions, such employee's new occupational classification shall, only for the purposes of determining such employee's regular hourly rate and the scheduled, promotional and temporary assignment increases for which such employee may be eligible under Sections 3, 5 and 6, respectively, of Article II hereof and of determining any general increase for which such employee may be eligible during the term hereof, be treated as though it were in the grade in which his regular occupational classification is.

If, during the term of this Agreement and pursuant to the provisions of Paragraph 5 (or pursuant to the provisions of clause (b) of the third from the last sentence of Paragraph 2) of the above-mentioned "Principles of Seniority", any full time regular employee hired after May 15, 2002 is demoted or transferred from his regular occupational classification, as the result of being excess in such regular occupational classification, to another occupational classification in a lower grade, then, in such event and subject to the following limitations and provisions, such employee thereafter shall continue to be paid at the regular hourly rate in effect at the time of his demotion or transfer. The employee shall not be eligible to receive General Increases under Article XX, Section 2, nor any increases under Article II unless his rate of pay falls within the range applicable to any occupational classification to which he is assigned. Eligibility for temporary assignment pay under Article II, Section 6 (a) shall be determined by reference to the grade at which the employee is being paid at the time temporary assignment is made.

(a)	The provisions of this Section 4 shall apply to an employee only so long as he is satisfactorily performing the duties of such new occupational classification.

(b)
If an employee is selected to fill a vacancy in any occupational classification for which he had submitted a timely bid at the time of such demotion or transfer under the provisions of Paragraph 3 of the above-mentioned "Principles of Seniority,” the provisions of this Section 4 shall not thereafter apply to such employee, except with respect to subsequent demotions or transfers covered hereby.

(c)
If an employee, having requested assignment to one of the Company's line schools, is selected for such assignment, the provisions of this Section 4 shall not thereafter apply to such employee, except with respect to subsequent demotions or transfers covered hereby.

(d)
An employee then receiving the benefits of this Section 4 may be selected, without regard to the provisions of Paragraph 2 of the above-mentioned "Principles of Seniority,” to fill a vacancy in any occupational classification in the grade of such employee's regular occupational classification, if such employee has greater Company Service than the employee who would otherwise be selected to fill such vacancy, and if he is then able to do the work. In the event of such selection, the provisions of this Section 4 shall not thereafter apply to such employee, except with respect to subsequent demotions or transfers covered hereby.

ARTICLE XI
Management

Except as otherwise provided in this Agreement, nothing in this Agreement shall be deemed to limit the Company in any way in the exercise of the regular and customary functions of management, including, among other things, the direction of the working forces; the establishment of methods of operation; the promotion and demotion of employees; the establishment of plans for increased efficiency; the adoption and maintenance of engineering standards and standards of performance and quality; the right to hire, suspend or discharge for proper cause; the right to select or employ supervisory employees, including foremen and their assistants; the right to transfer or relieve from duty because of lack of work; the right to determine from time to time the number of hours worked per day and per week; and the right to establish and enforce rules and regulations pertaining to personal conduct and deportment of employees. The provisions of this Article shall not be used arbitrarily or capriciously as to any employee or for the purpose of discriminating in any manner against the Union or its members.

ARTICLE XII
Contracting Out Work

SECTION l. The Company will not contract out any work which its employees are capable of performing by virtue of their work in their respective occupational classifications, except in cases of emergency, necessity, peaks of work, or special projects creating a temporary need for substantial additional manpower and/or equipment, or in those instances when the use of contractors will increase efficiency, ensure reliability of service, or reduce costs; and in no event will the Company contract out any work which its employees are then performing if the contracting out of such work would directly result in the layoff of the employees performing such work.

SECTION 2. If the Company proposes to contract out any work which its employees are capable of performing by virtue of their work in their respective occupational classifications, the Company will notify the Union of the proposed work and will state its reasons for contracting it out. Such notice will be given either in advance of the commencement of the work or, in an emergency, within a reasonable time thereafter.

ARTICLE XIII
Union Security

SECTION l. The Company agrees that those employees who are members of the Union as of the effective date of this Agreement, or who hereafter become members of the Union, shall remain members of the Union in good standing as a condition of employment. An employee shall be deemed to have maintained Union membership in good standing if he shall have tendered the periodic dues uniformly required as a condition of acquiring or retaining Union membership.

SECTION 2. Employees may withdraw from membership in the Union during the fifteen-day period between October 8 and October 22 inclusive in each calendar year hereafter, and as of October 22 in each calendar year the Union shall furnish the Company with a notarized list of its members in good standing as of that date. The Union agrees that neither it nor any of its officers or members will intimidate or coerce employees into joining the Union or continuing their membership therein.

SECTION 3. As a condition of employment, all employees hired on or after June 8, l962, shall, from and after the time of employment on a regular basis, and all employees who hereafter resign from the Union in accordance with the provisions of Section 2, shall, from and after the time of resignation, pay to the Union the amount of dues payable by Union members.

SECTION 4. On October 8 in each calendar year hereafter, the Company shall post upon Company bulletin boards a notice in the form attached hereto and marked Exhibit III.

ARTICLE XIV
Deduction of Union Dues

SECTION l. The Company agrees that upon the individual written request of any employee in the form attached hereto and marked Exhibit IV, it will on the first regular payday following receipt of such written request and on every regular payday thereafter deduct such amount as the President of the Union shall from time to time certify to the Company as being the weekly dues which have been established as payable in accordance with the Constitution and By-Laws of the Union, provided such an amount is owing to said employee on said payday. The President of the Union shall from time to time notify the Company of the proper amount to be deducted hereunder as Union dues of said employee, and shall certify that such deduction has been authorized in accordance with the Constitution and By-Laws of the Union.

SECTION 2. The sums of money so deducted shall be paid by the Company, via check or wire transfer, to the Union, whose Treasurer shall give the Company receipts therefore. It shall be the duty of the Union to certify to the Company in writing in a manner reasonably satisfactory to the Company the name and address of said Treasurer and any changes in that office. Each receipt signed by said Treasurer shall constitute a complete release and discharge of the Company as to any sums covered in said receipt.

SECTION 3. All written requests of the employees referred to in Section l of this Article shall terminate automatically upon the termination of this Agreement, and any such written request shall be revocable at any time as to future deductions by written notice by the employee to the Company.

SECTION 4. The Union agrees to indemnify and save harmless the Company for any sums which the Company is required to pay as the result of a claim that the sums of money herein referred to have been illegally deducted.

SECTION 5. On or before October l5th of each year, the Company will furnish the Union with a list of employees for whom it has Dues Deduction Authorization Forms as of September 30th.

ARTICLE XV
Bulletin Boards

The Company will permit the reasonable use by the Union of the regular bulletin boards of the Company for the purpose of notifying members of the Union of:

1.	Meetings of the Union,
2.	Union elections,
3.	Social, educational or recreational affairs of the Union.

No such notice shall contain any wording or implication critical of the Company or its policies or of any other person or organization. Each such notice shall be submitted to and approved by the Company before being posted.

ARTICLE XVI
Grievance Procedure

SECTION 1. During the life of this Agreement there shall be no strike, slowdown, suspension or stoppage of work in any part of the Company's operations by employees or any employee, nor any lockout by the Company in any part of the Company's operations. Should any differences arise between the Company and the Union or its members, an earnest effort shall be made to settle such differences in the following manner, including application of the principles of mutual gains bargaining at steps (a) and (b):

(a)
First, within thirty days of the occurrence of the incident leading to the difference, between the employee or employees involved and his or their immediate supervisor, or between a steward selected by the Union to represent the employee or employees and said supervisor.

(b)
If the grievance is not adjusted with the supervisor within seven days, then within ten days thereafter the individual employee or group of employees may take the matter up directly with the next level of Management as designated by the respective Business Area representative on the Company Negotiating Committee, or the grievance may be reduced to writing and signed by the employee or employees and the appointed steward and then taken up by the steward with the same designated level of Management.

(c)
If the grievance is not adjusted with Management as specified in Section 1 (b) within three days, then within ten days thereafter either party may submit notice of the grievance in writing to a Board of Review composed of the respective Business Area representative on the Company Negotiating Committee (or an authorized designee), one other member of the Company Negotiating Committee, a Labor Relations staff member, and the standing members of the Union Negotiating Committee by mailing same in accordance with the provisions of Article XIX. Said Board will either finally dispose of the matter upon the mutual agreement of the Company and Union representatives, or either party may submit it to arbitration.

(d)
If any grievance involving an interpretation of the meaning of the provisions of this Agreement is not adjusted within twelve days after the meeting of the Board of Review at which the grievance is submitted, then within thirty days thereafter either party may submit such grievance to the American Arbitration Association. The American Arbitration Association shall appoint a neutral arbitrator in accordance with its then prevailing rules governing labor arbitrations. The arbitrator’s decision shall be rendered within 90 days after the conclusion of the hearing and the filing of briefs, and shall be final and binding. Each party shall pay one-half of the fee and expenses of the arbitrator.

(e)	Either party may appeal to the Federal Mediation and Conciliation Service for mediation and conciliation, but such mediation and conciliation shall not be a cause for delay of such arbitration.

(f)	Any grievance not taken to the next step within the time limit may be deemed to be settled, unless the parties mutually agree in writing to extend the time limit for a particular step.

(g)	In determining the time limits herein, Saturdays, Sundays and holidays shall be excluded.

SECTION 2. The Union shall have the right to submit a grievance involving suspension, layoff, or discharge directly to a Board of Review in accordance with the provisions of Section 1 (c) and said Board of Review shall be convened not more than five days after the grievance is submitted.

SECTION 3. The question of whether or not the Company shall pay the employee back pay for the period covered by such suspension, discipline, layoff or discharge if such suspension,

discipline, layoff or discharge shall ultimately be held to have been wrongful may be considered as part of the grievance.

SECTION 4. When considering an employee's prior record for the purpose of determining the penalty to be applied in a current disciplinary action, any previous offense more than three years old shall be ignored if it did not result in disciplinary suspension, and the weight to be accorded any other previous offense shall depend on the remoteness of such other offense and on the nature of the employee's record since then.

ARTICLE XVII
Equal Employment Opportunity

SECTION l. The Company and the Union endorse the principles and objectives of the state and federal equal employment opportunity laws. Both the Company and the Union will cooperate affirmatively to ensure that the terms and conditions of this Agreement will be administered without discrimination in regard to race, color, religious creed, age, sex, national origin, ancestry, marital status, sexual orientation, disability, and veteran status. The Company and the Union will also provide reasonable accommodations for qualified employees with a disability in accordance with applicable law.

SECTION 2. There shall be an Equal Employment Opportunity Committee consisting of two representatives of the bargaining unit designated by the Union and two representatives of the Company designated by the Company. The Committee shall meet periodically as needed (but not less than twice each year) to discuss the administration of the Agreement pursuant to Section l above. In addition, the Committee shall meet at the request of a bargaining unit employee who believes that he has been the subject of discrimination prohibited under Section 1. If the Committee, after meeting with the employee, believes further consideration of the complaint is warranted, it shall refer the matter to appropriate Company officials for investigation. Nothing in this Section 2 shall alter or limit the rights of the employee under the Grievance Procedure, Article XVI.

ARTICLE XVIII
Governmental Regulations

If any provision of this Agreement shall be rendered invalid by operation of law, the remainder of this Agreement shall remain in full force and effect.

ARTICLE XIX
Notices and Certifications

All notices and certifications shall be deemed to have been fully and completely served or made by the Company when sent by registered mail addressed to Moses A. Rams, President, Local 470-l of the Utility Workers Union of America, AFL-CIO, P.O. Box 1497, New Haven, Connecticut 06506, and by the Union when sent by registered mail to William J. Manniel, Director of Employee Relations, The United Illuminating Company, P.O. Box 1564, New Haven, Connecticut 06506-0901, unless either party hereto shall have substituted by written notice a different name or address at least five days before any such notice or certification is mailed.

ARTICLE XX
Duration of Agreement

SECTION l. This Agreement shall be effective as of April 1, 2005. It shall remain in effect through May l5, 2011, and shall thereafter be renewed automatically for yearly periods from year to year until canceled in accordance with the provisions of Section 3 of this Article.

SECTION 2. All General Increases provided for in this Agreement shall be effective on the Sunday nearest the effective date of this Agreement or the anniversary thereof, as set forth in Exhibit I, Schedule A, and all General Increases provided for in any successor agreement shall be effective on the Sunday nearest the effective date of such successor agreement or the anniversary thereof, regardless of whether the nearest Sunday precedes or follows the effective date of any such successor agreement or the anniversary thereof.

SECTION 3. At least sixty days but not more than seventy days before each annual renewal date commencing May l6, 2011, either party shall submit to the other party in writing notice of its desire to terminate or modify this Agreement, together with any proposed amendments or revisions to this Agreement. Not later than forty-five, nor more than sixty days prior to said renewal date, representatives of the Company and the Union shall meet to consider such proposed amendments or revisions. In the absence of such notification of cancellation, this Agreement shall be automatically renewed for yearly periods from year to year with such changes and amendments, if any, as have been agreed upon prior to the last date on which notice of cancellation of this Agreement could have been given.

SECTION 4. (a) In the event of a consolidation or merger, or in the event of the sale of the Company's operations, the Company shall require any successor corporation or purchaser to assume the terms and conditions of this Agreement with respect to all of the employees of the Company who are in the bargaining unit at the time of such consolidation, merger or sale.
(b) Effective May 16, 2002, in the event of a sale of a significant part of the Company’s operations, the Company agrees that it will require the purchaser of such operations to offer employment to all affected employees.

Employees who do not accept such employment and who, after being assigned to the Company-wide pool, are laid off by the Company, and other employees who are laid off by the Company as a result of the sale, shall receive severance payments in an amount equal to one year’s pay (i.e., 2080 hours’ pay at their regular hourly rate or 52 weeks’ pay at their regular weekly rate). These payments shall be in lieu of the severance payments set forth in Exhibit II for Article X.

IN WITNESS WHEREOF, the parties have executed this Agreement at New Haven, Connecticut, this 3rd day of May, 2005.

LOCAL 470-l OF THE UTILITY WORKERS UNION OF AMERICA, AFL-CIO

By:	Moses A. Rams, President

Beverly E. Gibson, Executive Vice President

Attest:	Joseph F. Sammarco, Vice President - Electric System

Joseph G. Dwyer, Chief Steward

Heidi A. Marganski, Recording Secretary

Approved:	John F. Holland, Jr., Region 1 Director, UWUA, AFL-CIO

THE UNITED ILLUMINATING COMPANY

By:	William J. Manniel, Director of Employee Relations

Richard J. Nicholas, Vice President Finance & CFO

Richard J. Reed, Vice President Electric System

Donna L. Rogers, Director Customer Operations

Joseph D. Thomas, Associate Vice President Client Fulfillment

	EXHIBIT I
	SCHEDULE A
	Effective April 1, 2005

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

A	$425.60	$525.60
B	$432.40	$556.00
C	$508.00	$595.20
D	$593.60	$682.80
E	$640.40	$737.20
F	$682.00	$778.80
G	$730.80	$836.40
H	$779.60	$888.00
I	$837.20	$949.20
J	$894.00	$1,010.40
K	$972.80	$1,098.00
L	$1,045.20	$1,194.80
M	$1,137.20	$1,300.80

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

13	$14.30	$18.09
12	$14.65	$18.55
11	$15.04	$19.03
10	$15.58	$19.64
9	$16.20	$20.45
8	$18.69	$21.29
7	$19.56	$22.27
6	$20.70	$23.43
5	$21.81	$24.67
4	$23.13	$25.98
3	$24.36	$27.32
2	$25.27	$28.33
1	$26.24	$29.28
1A	$26.85	$30.68
1B	$28.12	$32.17

	EXHIBIT I
	SCHEDULE A
	Effective April 2, 2006

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$441.60	$545.20
B	$448.80	$576.80
C	$527.20	$617.60
D	$616.00	$708.40
E	$664.40	$764.80
F	$707.60	$808.00
G	$758.40	$867.60
H	$808.80	$921.20
I	$868.40	$984.80
J	$927.60	$1,048.40
K	$1,009.20	$1,139.20
L	$1,084.40	$1,239.60
M	$1,180.00	$1,349.60

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$14.84	$18.77
12	$15.20	$19.25
11	$15.60	$19.74
10	$16.16	$20.38
9	$16.81	$21.22
8	$19.39	$22.09
7	$20.29	$23.11
6	$21.48	$24.31
5	$22.63	$25.60
4	$24.00	$26.95
3	$25.27	$28.34
2	$26.22	$29.39
1	$27.22	$30.38
1A	$27.86	$31.83
1B	$29.17	$33.38

	EXHIBIT I
	SCHEDULE A
	Effective April 1, 2007

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

A	$458.00	$565.60
B	$465.60	$598.40
C	$546.80	$640.80
D	$639.20	$734.80
E	$689.20	$793.60
F	$734.00	$838.40
G	$786.80	$900.00
H	$839.20	$955.60
I	$900.80	$1,021.60
J	$962.40	$1,087.60
K	$1,047.20	$1,182.00
L	$1,125.20	$1,286.00
M	$1,224.40	$1,400.40

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

13	$15.40	$19.47
12	$15.77	$19.97
11	$16.19	$20.48
10	$16.77	$21.14
9	$17.44	$22.02
8	$20.12	$22.92
7	$21.05	$23.98
6	$22.29	$25.22
5	$23.48	$26.56
4	$24.90	$27.96
3	$26.22	$29.40
2	$27.20	$30.49
1	$28.24	$31.52
1A	$28.90	$33.02
1B	$30.26	$34.63

	EXHIBIT I
	SCHEDULE A
	Effective March 30, 2008

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

A	$475.20	$586.80
B	$483.20	$620.80
C	$567.20	$664.80
D	$663.20	$762.40
E	$715.20	$823.20
F	$761.60	$870.00
G	$816.40	$933.60
H	$870.80	$991.60
I	$934.40	$1,060.00
J	$998.40	$1,128.40
K	$1,086.40	$1,226.40
L	$1,167.20	$1,334.40
M	$1,270.40	$1,452.80

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

13	$15.98	$20.20
12	$16.36	$20.72
11	$16.80	$21.25
10	$17.40	$21.93
9	$18.09	$22.85
8	$20.87	$23.78
7	$21.84	$24.88
6	$23.13	$26.17
5	$24.36	$27.56
4	$25.83	$29.01
3	$27.20	$30.50
2	$28.22	$31.63
1	$29.30	$32.70
1A	$29.98	$34.26
1B	$31.39	$35.93

	EXHIBIT I
	SCHEDULE A
	Effective March 29, 2009

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

A	$492.00	$607.20
B	$500.00	$642.40
C	$587.20	$688.00
D	$686.40	$789.20
E	$740.40	$852.00
F	$788.40	$900.40
G	$844.80	$966.40
H	$901.20	$1,026.40
I	$967.20	$1,097.20
J	$1,033.20	$1,168.00
K	$1,124.40	$1,269.20
L	$1,208.00	$1,381.20
M	$1,314.80	$1,503.60

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

13	$16.54	$20.91
12	$16.93	$21.45
11	$17.39	$21.99
10	$18.01	$22.70
9	$18.72	$23.65
8	$21.60	$24.61
7	$22.60	$25.75
6	$23.94	$27.09
5	$25.21	$28.52
4	$26.73	$30.03
3	$28.15	$31.57
2	$29.21	$32.74
1	$30.33	$33.84
1A	$31.03	$35.46
1B	$32.49	$37.19

	EXHIBIT I
	SCHEDULE A
	Effective April 4, 2010

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

A	$509.20	$628.40
B	$517.60	$664.80
C	$607.60	$712.00
D	$710.40	$816.80
E	$766.40	$882.00
F	$816.00	$932.00
G	$874.40	$1,000.40
H	$932.80	$1,062.40
I	$1,001.20	$1,135.60
J	$1,069.20	$1,208.80
K	$1,163.60	$1,313.60
L	$1,250.40	$1,429.60
M	$1,360.80	$1,556.40

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum

13	$17.12	$21.64
12	$17.52	$22.20
11	$18.00	$22.76
10	$18.64	$23.49
9	$19.38	$24.48
8	$22.36	$25.47
7	$23.39	$26.65
6	$24.78	$28.04
5	$26.09	$29.52
4	$27.67	$31.08
3	$29.14	$32.67
2	$30.23	$33.89
1	$31.39	$35.02
1A	$32.12	$36.70
1B	$33.63	$38.49

EXHIBIT I
SCHEDULE B
OCCUPATIONAL CLASSIFICATIONS

Occupational Title	Code No. & Grade

Administrative Clerk	1672 - G
Administrative Clerk I	1678 - D
Administrative Clerk II	1675 - E
Administrative Relief Clerk	8123 - J
Administrative Transmission & Substation Clerk	8125 - I
Administrative Working Leader	1282 - L
Bill Analyst Working Leader	2017 - K
Building Services Working Leader	3767 - 4
Cable Splicer First Class	7940 - 2
Chief Mechanic	762l - 2
Clerical Assistant	2004 - C
Clerk -- Customer Accounts Receivable	2014 - G
Client Relations Center Associate “A”	1338 - J
Client Relations Center Associate “A” (Bilingual)	1339 - J
Client Relations Center Associate “B”	7292 - H
Client Relations Center Associate “B” (Bilingual)	7296 - H
Client Relations Center Working Leader	1336 - K
Client Relations Center Working Leader (Bilingual)	1337 - K
Collections Administrative Representative	1981 - I
Collections Administrative Representative (Bilingual)	1982- I
Collections Field Tech II	1341 - 6
Collections Field Tech I	1340 - 3
Cost Analyst	3255 - J
Customer Electrician	8406 - 2
Drafter	4865 - J
Electric System Maintenance Worker	8636 - 4
Field Tech	8380 - 3
Field Tech II	1342- 4
Field Tech III	1343 - 6
Garage Attendant	7690 -12
Garage Mechanic First Class	7650 - 3
Garage Mechanic Helper	7670 - 9
Garage Mechanic Second Class	7660 - 6
Garage Parts & Repair Mechanic	1326 - 6
GIS Assistant I	4786 - H
GIS Assistant II	4787 - I
Glove Lab Technician	1327-9
Ground Level Facility Inspector	8407 - 8
Junior Drafter	4880 - H
Junior Field Technician I.	4940 - H
Junior Field Technician II	4980 - I

Occupational Title	Code No. & Grade

Line Group Leader	1329 - 1B

Line Trouble Shooter	1331 - 1A

Line Worker First Class	1332 - 1

Logistics Specialist "A"	3540 - 5

Logistics Specialist "B"	3660 - 8

Logistics Working Leader.	3535 - K

Meter/Equipment Stager	8410 - 9

Meter Lab Tech	8420 - 6

Office Maintenance Helper	1345 - 10

Office Maintenance Specialist	1344 - 8

Power Delivery Apprentice	7776 - 5

Power Delivery Construction Specialist	1320 - 1

Power Delivery Equipment Specialist	7935 - 5

Power Delivery Equipment Specialist Helper	7930 - 9

Power Delivery Helper	7779 - 9

Power Delivery Splice Specialist	7774 - 2

Power Delivery Trouble Shooter	1330 - 1A

Power Delivery Working Leader	1328 - 1B

Residential Collections Representative	1971 - H

Residential Collections Representative (Bilingual)	1973 - H

Revenue Control Clerk	1995 - H

Revenue Control Working Leader	1996 - J

Senior Administrative Clerk	1325 - I

Senior Drafter	4851 - K

Senior Residential Collections Representative	1972 - I

Senior Residential Collections Representative (Bilingual)	1974 - I

Sourcing Support Specialist "A"	3530 - I

Sourcing Support Specialist "B"	3529 - F

Special Bill Analyst.	2015 - G

Special Bill Analyst Senior	2016 - I

Standard Field Working Leader	8385 - 2

Standard Resource Support Associate	1324 - I

Substation Electrician - Construction & Maintenance	1334 - 1A

Substation Electrician First Class	1322 - 3

Substation Electrician Helper	1323 - 9

Substation Electrician Second Class	8190 - 5

Substation Electrician Specialist	1333 - 1B

Substation Electrician Third Class	1335 - 7

Substation Utility Worker	8635 - 6

Telephone Operator	7380 - E

Underground Inspector	7925 - 6

Underground Working Leader	7970 - 2

EXHIBIT II FOR ARTICLE X
Principles of Seniority

Pursuant to the provisions of Section l of Article X of the current Agreement between the Company and the Union, and subject to the proviso therein stated, the following principles of seniority shall apply:

l. Each full-time regular and each full-time temporary employee covered by said Agreement, upon completion of his probationary period, shall accumulate seniority of the following types:

(a)	Classification Seniority based on the employee's service in his current occupational classification.

(b)	Company Service based on the employee's service with the Company.

2. Sequences of Promotion are hereby established as set forth in certain charts attached hereto, made a part hereof and hereinafter referred to as "said charts.” In selecting an employee to fill a vacancy in any occupational classification, the principle of seniority to be applied is as follows:

(a)	In filling a vacancy in an occupational classification forming a part of a Sequence of Promotion, other than the lowest rated occupational classification in such Sequence of Promotion:

(i)	Employees assigned to the same occupational classification elsewhere in the Company shall, upon request, receive first consideration for filling such vacancy, on the basis of Classification Seniority.

(ii)
Employees assigned to the occupational classification immediately preceding it in  such Sequence of Promotion shall receive second consideration for filling such  vacancy, on the basis of Classification Seniority

(iii)
Once all current employees have been considered for filling such vacancy in accordance with (i) and (ii) above, a qualified individual may be hired to fill the open occupational classification. To be considered qualified under Article X XI, Section 1, the individual must meet all requirements of the classification as of the date of hire, which, for a classification in a time-and-merit Sequence of Promotion, would include the documented equivalent level and length of experience required for the classification, as well as the satisfactory completion of all tasks and/or work orders specified in the respective time-and-merit training manual.

Within forty-five calendar days of an employee being selected to fill a vacancy, which may extend to sixty days in extenuating circumstances, the individual will be released from his current occupational classification to occupy the vacant one. If the foregoing forty-five day period is extended, the employee shall receive any increase in his rate of pay to which he may be entitled under Article II, Section 5 upon the expiration of the forty-five day period. Such increase in pay shall not be construed to reduce the length of any trial period applicable to the employee under Article II, Section 5 (b).

(b)	In filling a vacancy in the lowest rated classification in any Sequence of Promotion or in any occupational classification not forming a part of a Sequence of Promotion:

(i) Employees assigned to the same occupational classification elsewhere in the Company shall, upon request, receive first consideration for filling such vacancy, on the basis of Classification Seniority.

(ii) Employees assigned to the Company-wide Pool and employees who have submitted a timely bid for such occupational classification shall receive second consideration for filling such vacancy, on the basis of Company Service.

For purposes of this Paragraph 2, each laid-off employee shall be considered as having submitted a timely bid for each occupational classification in which a vacancy occurs while he is laid off.

In the case of any employee who (a) is no longer able to do satisfactorily the work in his regular occupational classification because of his mental or physical condition, or (b) becomes an excess employee in his regular occupational classification as a result of the Company's having changed its methods or equipment, such employee may, notwithstanding the provisions of this Paragraph 2, be selected to fill a vacancy in any occupational classification, the work in which he is then able to do, if such employee has greater Company Service than the employee who would otherwise be selected to fill such vacancy. If the employee declines an assignment to such an occupational classification, he shall thereafter receive only the regular hourly rate of the occupational classification in which he is then working.

If a vacancy should occur in an occupational classification at a time when one or more employees are receiving the benefits of Section 4 of Article X of the current Agreement between the Company and the Union, as the result of having been demoted or transferred therefrom, as excess therein, to other occupational classifications in lower grades, then, notwithstanding the provisions of this Paragraph 2(a) or 2(b), such employees shall receive first consideration for filling the vacancy in such occupational classification on the basis of their respective Classification Seniorities in it at the time of their respective demotions or transfers from it.

(c)
Notwithstanding any other provision in these Principles of Seniority, if a vacancy occurs in a full-time Client Relations Center Associate “B” classification for which Residential Collections Representatives (English and Spanish) are considered, part-time Client Relations Center Associates “A” and “B” shall be considered, along with such Residential Collections Representatives, for filling the vacancy on the basis of their Classification Seniority. For the purpose of filling the aforesaid vacancy only, the Classification Seniority for such part-time employees shall include one-half of the employee’s service as a part-time Client Relations Center Associate “A” and “B,” and any prior full-time service as a Client Relations Center Associate “A” and “B,” provided there has been no break in service. Thereafter, such employee’s Classification Seniority and Company Service for all purposes (except for Article V and VIII) shall commence on the date the part-time employee began full-time service as a Client Relations Center Associate “B.”

3. Vacancies in occupational classifications will be posted on the Company’s electronic bulletin board system and on regular bulletin boards at designated Company locations for a period of ten working days. Employees desiring to bid for such occupational classification may submit a written bid for that classification, on a form provided by the Company for such purpose, within the posting period.
Employees whose submission of a written bid for a classification results in their being selected to fill a vacancy in that classification shall not be eligible to submit another written bid for one year thereafter.

4. It is the mutual desire of the Company and the Union that able employees should have the opportunity to advance through the Sequences of Promotion. Whenever normal advancement through any occupational classification is blocked or seriously impaired by the assignment thereto of employees who have proven themselves unwilling to advance further, the Company may, upon five days notice to the Union, require such employees to accept promotion or demotion, as appropriate to the extent necessary to open such occupational classification for normal advancement through it. The provisions of this Paragraph 4, if applied in any occupational classification, shall be applied to the employees therein in the reverse order of their Classification Seniority, i.e., first to the employee with the least Classification Seniority. The provisions of this Paragraph 4 shall not be so applied as to require any employee to accept promotion or demotion from the occupational classification to which such employee is assigned as of the date hereof.

5. In the event that it is necessary at any time for the Company to reduce the number of employees in any occupational classification, eliminate any occupational classification, or lay off employees, the following principles of seniority and employment protections shall apply:

(a)	Prior to May 15, 2006, the Company shall not layoff any employee employed as of May 15, 2005.

(b)
Effective May 15, 2006, the Company shall not layoff any employee hired prior to May 15, 2003. Effective May 15, 2010, the Company shall not layoff any employee hired prior to May 15, 2004. However, any such employee who would, except for these provisos, be laid off may be transferred by the Company to any other occupational classification in which a vacancy then exists and the work in which he is then able to do, without regard to the provisions of Paragraph 2 hereof. The employment protections set forth in this subparagraph (b) shall not extend beyond the expiration of this Agreement.

(c)
If employees are to be excessed in any occupational classification forming a part of a Sequence of Promotion (other than the Company-wide Pool) or in any miscellaneous occupational classification not forming a part of a Sequence of Promotion, employees who are in that Sequence of Promotion or miscellaneous occupational classification and who were hired after May 15, 2003 (after May 15, 2004, effective May 15, 2010) will be laid off in reverse order of their Company Service.

(d)
If the provisions of Paragraph 5 (c) have been met and if employees hired before May 15, 2003 (before May 15, 2004, effective May 15, 2010) are to be excessed in a Sequence of Promotion or miscellaneous occupational classification, those having the least Classification Seniority shall be demoted to the next lower occupational classification in the applicable Sequence of Promotion, if any, otherwise to the Company-wide Pool. Such employee may be assigned to displace an employee who has fewer years of Company Service and who is then the junior most employee (in terms of Company Service) assigned to an entry level occupational classification in a Sequence of Promotion or otherwise, the work of which the senior employee is able to do, in which case the displaced employee shall be demoted to the Company-wide Pool and shall be subject to layoff in accordance with the provisions of this Paragraph 5. Layoffs among employees hired after May 15, 2003 (after May 15, 2004, effective May 15, 2010) shall be in reverse order of their Company Service regardless of their current occupational classification, i.e., the employee with the least Company Service first.

(e)
Any employee hired after May 15, 2003 (after May 15, 2004, effective May 15, 2010) and identified for layoff under subparagraph (d) shall further be offered, in lieu of layoff, the option of displacing a part-time employee assigned to an occupational classification the work of which the full-time employee is able to do, and of assuming the hours of the part-time employee, in which case the displaced part-time employee shall be subject to layoff.

(f)
Any employee laid off during the term of the current Agreement between the Company and the Union under the provisions of this Paragraph 5 shall have the option of electing at any time within fourteen days after such layoff, by written notice addressed to the Company's Human Resources Department, 157 Church Street, New Haven, CT 06506-0901, to receive, in lieu of all other rights as a laid-off employee, a separation allowance. In the event such employee elects to receive a separation allowance, such separation allowance shall be in an amount equal to eighty hours’ pay at his regular hourly rate (or two week’s pay at his regular weekly rate, as the case may be) plus an additional forty hours’ pay at his regular hourly rate (or an additional week’s pay at his regular weekly rate, as the case may be) for each full year of his Company Service. Any employee electing to receive a separation allowance hereunder shall thereupon be deemed to have resigned his employment with the Company for all purposes and, if thereafter at any time re-employed by the Company, shall be deemed to be a "new" employee for all purposes. Laid-off employees not electing to receive a separation allowance hereunder shall be considered for recall in the order of their Company Service. Notice of recall shall be given by mailing, registered mail, return receipt requested, a recall notice addressed to the employee being recalled at his most recent address as shown on the Company's records. A copy of each such recall notice shall be sent to the Union by the Company. The Company shall not hire any new employee for assignment to any occupational classification until all laid-off employees then having Company Service and then able to perform the work in such occupational classification have been recalled to work.

6. In measuring an employee's Classification Seniority and Company Service, the following rules shall apply:

(a)
No period in excess of three months during which an employee was absent from work because of layoff, suspension or leave of absence without pay (other than for sickness or injury) and no period in excess of one year during which an employee was absent from work because of leave of absence without pay for sickness or injury shall be included; provided, however, this exclusion shall not apply in the case of military leaves of absence if such employee applies for reinstatement within the time limits specified under applicable provisions of Federal or State law.

(b)	An employee shall lose all Classification Seniority and Company Service theretofore accumulated if he:

(1) resigns or quits,
(2) is discharged for cause,
(3) is not recalled to work within one hundred and four weeks after being laid off,
(4) fails to return to work from layoff within the period designated in his recall notice,
(5) or is absent from work for seven consecutive days without proper notice, unless his failure to give notice is excused by the Company.

(c)
If, in connection with a layoff or reduction in the work force in any occupational classification, an employee is demoted, he shall assume in the occupational classification to which demoted, in addition to such Classification Seniority as he may previously have had in it, such Classification Seniority as he may have accumulated in the occupational classification or classifications from or through which he is so demoted.

(d)
An employee's Classification Seniority in an occupational classification that is one of two or more occupational classifications from all of which direct promotions are normally made to another occupational classification, as set forth in the appropriate Sequence of Promotion, shall include his Classification Seniority in all such two or more occupational classifications.

(e)
If two or more employees have equal Classification Seniority, seniority as between those employees shall be determined by comparing seniority in the following categories consecutively until the tie is broken:

(1) Classification Seniority in successively lower occupational classifications, to the lowest rated occupational classification in the Sequence of Promotion.
(2) Company Service.

If seniority is still equal, the employee with the lowest social security number shall be considered senior.

(f)
An employee who is employed in a Sequence of Promotion at a time when another individual is hired directly from outside the Company into a higher rated job classification in the Sequence shall, for purposes of promotion and roll-back only, be deemed to have one day’s greater Classification Seniority than the individual hired directly into the Sequence.

7. For the purpose of applying subparagraphs (a) and (b) of Paragraph 2 and subparagraphs (a) and (b) of Paragraph 5, the corresponding departments in all geographical areas shall be deemed to be merged and shall be treated as single departments on a Company-wide basis, and the corresponding Sequences of Promotion in such corresponding departments shall be deemed to be merged and shall be treated as single Sequences of Promotion on a Company-wide basis; provided, however, if the Company in connection with assuming the operation of any utility plant or system should employ persons theretofore employed by the previous operator of such utility plant or system, the provisions of this Paragraph 7 shall not apply to such persons.

8. (a) A Power Delivery Helper shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Power Delivery Apprentice shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Power Delivery Helper for at least one year.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Power Delivery Helper section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions to the manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated that he has the skills and knowledge necessary to complete the work orders and tasks in the Power Delivery Helper section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions of the manual that the Company may issue from time to time.

(b) A Power Delivery Apprentice shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Power Delivery Construction Specialist shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(g)	The employee shall have performed satisfactorily as a Power Delivery Apprentice for at least three and one-half years.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Power Delivery Apprentice section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions to the manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated that he has the skills and knowledge necessary to complete the work orders and tasks in Power elivery Apprentice section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions of the manual that the Company may issue from time to time.

(c) All employees entering the Power Delivery Sequence as a Power Delivery Helper (J-9) will be required to progress to Power Delivery Apprentice (J-5), and ultimately to Power Delivery Construction Specialist (J-2) in accordance with the requirements and timetables set forth in the Power Delivery Time & Merit Progression Program Manual.

(d) An employee who does not satisfactorily complete all required work orders, tasks, and classroom training will not be eligible for promotion to Power Delivery Apprentice or Power Delivery Construction Specialist for a period of six months. During this six-month period, the employee will be provided with additional training to address areas of deficiency. At the conclusion of the six months of re-training, the employee will be afforded the opportunity to re-take and pass the applicable work order/task demonstrations or classroom tests. If unsuccessful, the employee will receive a final six-month re-training period. At the end of this period, if the employee still does not satisfactorily complete all of the program requirements, the Company, following discussion with the Union, will transfer the individual from the Power Delivery Sequence as follows:

(i)
A Power Delivery Helper will be transferred to the Power Delivery Equipment Specialist Helper classification and will be assigned a new Classification Seniority date that is the effective date of the transfer.

(ii)
A Power Delivery Apprentice will be transferred to the Power Delivery Equipment Specialist classification and will be assigned a new Classification Seniority date that is the effective date of the transfer.

9. (a) A Substation Electrician Helper shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician Third Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician Helper for at least four months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician Helper Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated that he has the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician Helper Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician Helper On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(b) A Substation Electrician Third Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician Second Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician Third Class for at least eight months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician Third Class Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated that he has the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician Third Class Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician Third Class On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(c) A Substation Electrician Second Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician First Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician Second Class for at least two years.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician Second Class Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated that he has the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician Second Class Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician Second Class On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(d) A Substation Electrician First Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician Construction and Maintenance shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician First Class for at least two years.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician First Class Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated that he has the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician First Class Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician First Class On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(e) An employee who does not satisfactorily complete all required work orders, tasks, and on-the-job training, or who receives a grade lower than 70% on any classroom topic, will not be eligible for promotion to Substation Electrician Third Class, Substation Electrician Second Class, Substation Electrician First Class, or Substation Electrician Construction and Maintenance. The employee's status shall be reviewed by a committee of the respective Human Resources Generalist, Human Resources Training Specialist, Supervisor -- Transmission & Substation (to whom the employee is assigned), a Union representative, and Manager - Transmission & Substation (committee chairperson). The committee shall review the employee’s performance and shall determine a re-training plan for satisfactory completion of all outstanding training requirements. Upon satisfactory completion of all such requirements, the employee shall be promoted to the next occupational classification in the Transmission & Substation Sequence. If the employee is unable to satisfactorily complete all of the training requirements after a maximum re-training period of one year, the Company, following discussion with the Union, will remove the individual from the Sequence.

10. The Company shall establish training and evaluation programs, provide the necessary personnel and facilities, and permit participation by eligible employees during normal working hours, but not to an extent that will interfere with the Company's customary operations.

EXHIBIT III FOR ARTICLE XIV

Statement with Respect to Maintenance
of Membership and Agency Shop Provision
in Company-Union Contract

Briefly, the maintenance of membership and agency shop clause provides as follows:

l. If you are now a member of the Union in good standing, or if you hereafter join the Union, you will be required, as a condition of employment, to maintain your good standing in the Union in accordance with the terms of the Contract, unless, before (insert proper date), you notify the Union in writing that you desire to withdraw from membership. If you withdraw from membership, you must continue to pay dues to the Union.

2. If you were hired prior to June 8, l962, and if you are not now a member in good standing, this contract provision does not require that you join or pay dues to the Union, but you are free to join or not to join, or to pay dues or not pay dues, as you wish.

3. If you were hired on or after June 8, l962, you are free to join or not join the Union as you wish, but you must pay dues to the Union whether you join or not.

4. If you have any question as to whether you are now a member of the Union, or wish to be informed as to whether the Union regards you as a member, inquire of an appropriate Union or Company official.

EXHIBIT IV FOR ARTICLE XV
Dues Deduction Authorization Form

Date: ___________________________

The United Illuminating Company
157 Church Street
New Haven, Connecticut 06510-2103

I hereby request and direct The United Illuminating Company to deduct each week from payments for my services such amount as the President of Local 470-l of the UWUA, AFL-CIO shall from time to time certify to the Company as being the weekly dues which have been established as payable in accordance with the Constitution and By-Laws of the Union. I request that such amount be deducted on the first regular payday after the delivery of this request to the Company, provided such an amount is owing to me on said payday.

I direct that said sum be paid to the Treasurer of the Union who is certified by the Union to the Company from time to time.

I agree to indemnify and save harmless the Company for any sums which the Company may be required to pay as the result of a claim that money deducted from my pay and paid to the Treasurer of the Union in accordance with this request has been illegally deducted.

This authorization may be revoked by me at any time as to any future deductions by giving written notice to the Company and shall not be effective during any period when there is no Agreement between the Company and said Union.

EXHIBIT V FOR ARTICLE VII

HEALTH NET HMO PLAN

Summary of Benefits

PREVENTIVE CARE

Physical Examination for:

Children through age 18	No Cost, in accordance with Health Net's schedule of covered well exams

Adults age 19 and over	$15 Copayment per Visit, in accordance with Health Net's schedule of well exams

Preventive Immunization for:

Children through age 18	No Cost

Adults age 19 and over	No Cost

Well-woman care:

Mammograms - Screening	No Cost

Mammograms - Diagnostic	No Cost

Routine Gynecological Care:	$15 Copayment per Visit, covered for one pap test and one pelvic exam per calendar year.

PRESCRIPTION DRUGS (Includes Diabetic Medications and Supplies)

Retail Prescription Coverage	$5/$15/$30 Copayment per prescription Unlimited annual member maximum

Mail Order Coverage	Two times (2x) the retail copayment

MATERNITY CARE

Pre-Natal & Post Natal (from effective date of Health Net coverage)	No Cost

Hospital Services for Mother & Child (Includes all newborn costs even if newborn requires continued hospitalization after mother is discharged).	$250 Copayment per Admission *
Family Planning and Infertility Services (Excludes In-Vitro Fertilization, GIFT, and ZIFT)	$15 Copayment per Visit

OUTPATIENT CARE

Physician Office Visits	$15 Copayment per Visit

X-Rays & Laboratory Tests	No Cost

Physical & Occupational Therapy and Chiropractic Care, for up to 30 Visits per Year	$15 Copayment per Visit (Outpatient visits may require approval in advance. Please refer to your plan document for details.)

Cardiac Rehabilitation for up to 12 weeks following myocardial infarction or cardiac surgery	$15 Copayment per Visit*

Speech Therapy, for up to 90 consecutive days	$15 Copayment per Visit*

Diagnostic Procedures and/or Surgery performed in a Hospital or Outpatient Surgical Care Center	$50 Copayment per Admission*

Allergy Services	$15 Copayment per Visit

VISION CARE

Routine Eye Exams, including refraction:

• Annually for children through age 18	$15 Copayment per Visit

• Once every 2 calendar years for Adults age 19 and Over	$15 Copayment per Visit

Medical Care for the Injury or Illness to the Eye	$15 Copayment per Visit

INPATIENT CARE

Semi-Private Room and Board	$250 Copayment per Admission *

Physicians', Surgeons' and Nursing Services and Medications	No Cost*

Inpatient Skilled Services such as Physical, Occupational Therapy, and Skilled Nursing Care (to a combined maximum of 90 consecutive days per calendar year)	$250 Copayment per Admission *

MENTAL HEALTH CARE
Outpatient Mental Health Care	$15 Copayment per Visit (Outpatient Mental Health visits may require approval in advance. Please refer to your plan document for details.)

Inpatient Mental Health Care	$250 Copayment per Admission $50 Copayment for the first day in a partial day program*

DRUG/ALCOHOL ADDICTION
Inpatient Diagnosis and Medical Treatment for Drug and Alcohol Detoxification	$250 Copayment per Admission *

Outpatient or Inpatient Rehabilitative treatment for the abuse of, or addiction to, drugs and alcohol	$15 Copayment per Visit for Outpatient Care* $250 Copayment per Admission for Inpatient Care

HOME HEALTH OR HOSPICE CARE

Home Health Care	No Cost*

Outpatient Hospice Care	No Cost*

Inpatient Hospice Care	$250 Copayment per Admission *

OTHER SERVICES

Durable Medical Equipment (Certain devices require prior authorization)	50% Coinsurance, $1,500 benefit maximum

Prosthetics:

• Internal	No Cost*

• Major Limbs	No Cost. Covered up to a maximum of $5,000 for the first appliance.*

• External	No Cost. Covered up to an annual maximum of $300.*

Acupuncture, for up to 20 visits per year	$20 Copayment per Visit*

EMERGENCY CARE

At Physician's Office	$15 Copayment per Visit

Urgent Care at an Urgent Care Center	$25 Copayment per Visit

At Hospital Emergency Room	$50 Copayment per Visit

* When Medically Necessary and Approved by the Health Net Medical Director

Services and benefits are covered only when they are provided by a Health Net network physician. To see a physician who does not belong to the network (non-plan physician), members must have prior authorization from Health Net, unless it is a true medical emergency.

Conditions and Limitations
Emergencies are covered anywhere in the world. If at all possible, members should attempt to reach their Health Net primary care physician. Please be sure it is a true emergency. Problems that do not constitute an emergency are covered through a visit to a plan physician's office. Members are responsible for any emergency room charges when it is not an emergency.

General Exclusions
Health Net does not cover services provided by non-plan physicians, except in the cases of emergency or unless they were prior authorized by Health Net. In addition, the following are not covered: physical exams for employment, insurance, school, premarital requirement or summer camp (unless substituted for a normal physical exam); prescription drugs and some injectable dispensed by a physician in his or her office; prescription drugs prescribed for a non-covered service; dental services unless provided by a rider to the Health Net Subscriber Contract; eyeglasses or contact lenses unless provided by a rider to the Health Net Subscriber Contract; routine foot care; foot orthotics; some transplant procedures; cosmetic or reconstructive surgery, unless medically necessary; custodial services; weight-reduction programs; marriage counseling; or long-term psychiatric treatment.

Health Net will not duplicate any benefits for which members are entitled under worker's compensation, No-Fault, Medicare, or other group health insurance coverage. The services, exclusions and limitations listed above are a summary only. The Health Net Subscriber Contract is the final arbiter of coverage under Health Net.

EXHIBIT VI FOR ARTICLE VII

HEALTH NET CHARTER HMO 20/500 PLAN

Summary of Benefits

In-Network

Financial

Deductible	None

Out-of-Pocket Maximum (including deductible)	None

Lifetime Maximum	None when medically necessary

Physician Services

Doctor's Office	100% after $20 copay

Preventative Care	100% after $20 copay (no copay for well-child thru
age 18 or mammography)

Routine Vision	100% after $20 copay every year to age 18;
100% after $20 copay every other year after 18

Hospital Services

Outpatient Surgery	100% after $75 copay

Hospitalization	100% after $500 copay per admission

Maternity Services

Inpatient & Physician Services	100% after $500 copay per admission

Emergency Services

Emergency Room	100% after $50 copay (waived if admitted)

Mental Health Services

Inpatient (when medically necessary)	100% after $500 copay per admission

Outpatient (when medically necessary)	$20 copay per visit

Alcoholism & Drug Addiction

Inpatient (when medically necessary)	100% after $500 copay per admission

Other Services

Ambulance Service (when medically necessary)	100%

Durable Medical Equipment	50% up to $1500 per year

Prescription Drugs	100% after $10 copay generic, $20 brand name formulary, $35 brand name non-formulary;
unlimited maximum

NOTE: This table provides a general description of the benefit plan available to eligible employees of The United Illuminating Company. The benefit plan referred to is described in detail in an official plan document. If there is a conflict between the official plan document and the above summary, the official plan document will prevail. A full description of the plan’s coverage will be provided to you upon request, which includes more detailed information about the plan benefits, policies, limitations and exclusions, and a listing of hospitals, pharmacies and providers who participate with the plan.

EXHIBIT VII

Statement of Agreement for Establishing and Sustaining a
Joint Labor-Management Partnership between
United Illuminating Company and Local 470-1, UWUA, AFL-CIO

Partnership

UI and Local 470-1 UWUA recognize that their mutual success is determined by their ability and willingness to work together to address their shared interests in meeting the challenges the Company faces in a changing technological, competitive, legislative, and regulatory environment. The parties agree that it is incumbent upon them to form and sustain a joint partnership to address opportunities and issues of mutual interest over the long term.

Purpose

The parties recognize that they have mutual interests in satisfying the needs of customers, improving the welfare and satisfaction of employees, and improving Company performance. The parties recognize that the interests of increased employment security, fair and equitable total compensation, personal capability development, and job opportunities go hand-in-hand with the interests for increasing satisfaction of customer requirements, sustaining Company financial success, improving competitiveness, and meeting or exceeding regulatory requirements. The parties agree that they will work together to protect current areas of work and acquire new work opportunities. The parties further recognize that these interests will best be served by continuous improvement in working relationships, productivity, technology, health, safety, training, education, and human resources. The parties agree that to achieve these ends they must use new and creative approaches to labor-management relations, evolve the work culture, and improve work practices throughout the Company. In this spirit the parties hereby establish and commit to sustain a Local 470-1 UWUA-UI Joint Labor-Management Partnership (JLMP).

Basic Agreements

1) Establishment of a JLMP oversight committee comprised of senior UI executives and UWUA Local 470-1 executive committee members and others.
2) Establishment of “local” JLMP committees in the key operating divisions of the Company with membership to be jointly determined.
3) Establishment of joint project teams, as appropriate, to address topics of concerns to both parties and/ or concerns of one party that impact the other party.
4) Training and development of Union leadership and Management in mutual gains approaches.
5) General training and development of employees will be conducted by salaried and skilled bargaining unit employees, where practical, to conduct classroom, on-the-job, and in-the-field hands-on job skills training.
6) Both parties agree to keep each other informed of business, regulatory, legislative and financial issues that the Partnership faces and any human resource, competitive, technical, service, and customer changes or issues that affect employees.
7) Appointment of at least 2 Union members and 2 Management members to be trained as resources to Partnership activities.

8) The parties commit to remain active in the JLMP for the term of the contract. In the case of disagreements that put the Partnership at risk, both parties agree to use a mutual gains process to try to find resolution that permits the Partnership to continue.

Specific Topics of Mutual Interest

The following list of specific topics includes items the parties have agreed to work on initially as a result of 2005 Negotiations. However, this list does not contain all areas the parties intend to work on during the term of the Agreement.

1) Safety

Work together to develop an environment and a culture that supports safe work practices.

2) Productivity

a)
The parties agree that the purpose of improved productivity is not to be at the expense of safety, but to increase efficiency of employees to enable them to improve service and lower costs to our customers. Some ways to support improvements in productive time include, but are not limited to, ensuring compliance to policies.

b)	The parties agree to work together to find ways to utilize the workforce impacted by inclement weather conditions. Topics will include, but will not be limited to:
i)	Training and safety meetings during inclement days, including the use of Union members as trainers.
ii)	Pre-assembly activities to reduce pre-assembly in the field.
iii)	Salvage and other operations relative to materials.
iv)	Loading and supplying vehicles.
v)	Maintenance of tools and equipment.

3) Off-Hours Response

The parties agree they will work together to find ways to improve responsiveness to outages in the off hours to improve service to our customers.

4) On Call - Article II, Section 20

The parties agree to jointly work out how this “on-call” practice will be implemented.

Moses A. Rams	William J. Manniel
President, Local 470-1	Director of Employee
UWUA, AFL-CIO	Relations

April 1, 2005

Certificate Concerning Authorization to
Execute Foregoing Agreement

A meeting of Local 470-l of the UWUA, AFL-CIO was held on April 11, 2005; the meeting was called for the purpose of counting the ballots voted at a Referendum held that day to authorize the execution of the attached Agreement with respect to rates of pay, hours of work, and other conditions of employment of the employees of The United Illuminating Company; a majority voted by secret ballot to accept and approve said Agreement and to authorize Joseph G. Dwyer, Beverly E. Gibson, Heidi A. Marganski, Moses A. Rams, and Joseph F. Sammarco to execute said Agreement on behalf of the Union.

                              Heidi A. Marganski
                               Recording Secretary, Local 470-1

                                May 3, 2005

                        May l6, l985

Mr. Ralph F. Aiello
Chairman, Joint Council
Local 470-47l UWUA, AFL-CIO
Post Office Box l497
New Haven, Connecticut 06506

Subject: Group Life Insurance for Totally and Permanently Disabled Employees

Dear Mr. Aiello:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-47l of the UWUA, AFL-CIO, the Company, during the term of the Agreement, will provide to an employee who is insured under the Group Life Insurance Plan and who becomes totally and permanently disabled for at least nine consecutive months prior to becoming age 60, his full life insurance benefits in effect at the time of his disability at no cost to him until recovery or the attainment of age 62, whichever occurs first.

The employee's contribution will cease upon submission of the first required proof of disability.

Proof of disability must be filed within three months after total disability has lasted nine months. Subsequent proofs of disability must be furnished each year thereafter.

                          Very truly yours,

                          Harold J. Moore, Jr.
                          Vice President Human Resources

                          April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Health Insurance for Eligible Dependents of Deceased Employees

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company during the term of the Agreement, will furnish to eligible dependents of those active employees who die after completing fifteen years of service and whose combined age and years of service at death equals or exceeds 50, the same benefits provided by the group hospital, medical and surgical plans and the group dental plan offered to active bargaining unit employees and their eligible dependents at no cost to such eligible dependents during the one-year period immediately following the death of the employee. Thereafter, the Company will make the foregoing benefits available to such eligible dependents at no cost to the Company. In the alternative, the Company shall have the right to furnish or make available, as the case may be, the foregoing coverage under any other group plan or plans providing equivalent benefits. Such equivalent benefits will be made available without regard to a specific carrier or provider.

The foregoing benefits will be furnished or made available only to those eligible dependents who are enrolled in the group plan or plans provided by the Company at the time of the employee's death, who are eligible for continued coverage under the plan or plans offered by the Company or under the terms of any equivalent plan or plans, and who, after the first one-year of coverage, provide for the prepayment of any monthly premiums either by authorized deduction from a Company survivor benefit, or by direct prepayment to the Company.

Such coverage will remain in effect for spouses of those deceased employees until the earlier of the spouse's 65th birthday, death, remarriage or eligibility for other group coverage. Such coverage will remain in effect for other covered dependents until such dependents cease to be eligible for continued coverage under the terms of the applicable plan or plans or until such dependents become eligible for other group coverage, whichever is earlier.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        May 16, 1992

Mr. George E. Powell
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1513
Bridgeport, Connecticut 06601

Subject: Sickness Disability Benefits for Rehired Employees

Dear Mr. Powell:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company will, during the term of the Agreement, take such action as is appropriate to amend The United Illuminating Company Plan for Employees' Disability Benefits (the "Plan") to provide that a full-time employee who terminates employment with at least one-year of continuous service and who is subsequently re-employed by the Company as a full-time employee will be credited with the amount of pre-break service for the purpose of computing sickness disability benefits under the Plan, effective one year after the employee's rehire.

                        Very truly yours,

                        Albert N. Henricksen
                        Vice President
                        Human & Environmental Resources

                        May 16, 1992

Mr. George E. Powell
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1513
Bridgeport, Connecticut 06601

Subject: Payment of Normal and Customary Cost Differential for Special Licenses

Dear Mr. Powell:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company, during the term of the Agreement, will pay the difference between the cost of a regular operator's license and the normal and customary cost of any special license required for an employee to operate a UI vehicle (including testing fees). For purposes of this letter, the phrase "normal and customary cost" does not include costs and fees (including testing fees) incurred by the employee because of any irregularity in the employee's driving record.

This letter amends Harold J. Moore's letter to Robert L. Esposito dated December 6, 1978.

                        Very truly yours,

                        Albert N. Henricksen
                        Vice President
                        Human & Environmental Resources

                        June 9, 2002

Mr. James L. Murray
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Life Insurance Coverage for Active Employees, and Future and Current Retirees

Dear Mr. Murray:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company during the term of the Agreement, will provide life insurance coverage on the following terms:

(a)	Active Employees

For active employees who are members of the Group Life Insurance Plan and for those who subsequently become members of the Plan during the life of the Agreement, the Company will provide fully paid life insurance in the amount of one times the employee’s base annual rate (exclusive of overtime and premiums) rounded to the next higher $1,000, or $30,000, whichever is greater. Members of the Plan may at their own expense elect additional coverage, in accordance with and subject to the provisions of the Company’s “BENEFLEX Plan,” equivalent to one times, two times, or three times their annual base rate (exclusive of overtime and premiums) rounded to the next higher $1,000 on the later of January 1, 2003 or their entry into the Plan.

(b)	Future Retirees

For retirees who retire hereafter at age 55 or later pursuant to the terms of the Company's pension plan, who are members of the Group Life Insurance Plan at the time of retirement, and who are eligible for Company subsidized medical benefits, the Company will provide fully paid life insurance in the amount of $14,000.

(c)	Current Retirees

For retirees who retired pursuant to the terms of the Company's pension plan prior to the effective date of this Agreement, the Company will continue to provide the same amount of life insurance that was in effect at the time of their retirement at no cost to such retirees.

                        Very truly yours,

                        Susan E. Mullen
                        Senior Human
                        Resources Executive

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, CT 06506

Subject: Post Retirement Health Insurance Benefits

Dear Mr. Rams:

During the term of our 2005-2011 collective bargaining agreement, the Company will make available or furnish to retirees who retire pursuant to the terms of the Company's Pension Plan on or after April 1, 2005, medical and dental coverage under the following conditions:

1. Retirements After Age 55 With 10 Years of Service

(a) For retirees who at the time of retirement are at least age 55 with at least ten years of service, but who do not qualify for a subsidized medical benefit per item 2 below, the Company will make available until age 65 coverage under plans providing benefits equivalent to the Health Net HMO Plan (effective January 1, 2006, the Health Net Charter HMO 20/500 Plan, subject to Article VII, Section 2) and the Delta Dental of New Jersey Premier Plan, Option B, applicable to bargaining unit employees, all at no cost to the Company.

(b) For retirees who at the time of retirement are at least age 55 with at least ten years of service, but who do not qualify for a subsidized medical benefit per item 2 below, the Company will make available commencing at age 65 coverage under a Medicare supplemental plan that will provide with Medicare, if available, benefits equivalent to the Blue Cross 65 High Option Health Insurance Plan and Blue Shield 65-Plan 83 Health Insurance Plan at no cost to the Company.

2. Retirements After Age 55 With 30 Years of Service

(a) For retirees who at the time of retirement are at least age 55 with at least 30 years of service, the Company will make available until age 65 coverage under a plan providing benefits equivalent to the Health Net HMO Plan (effective January 1, 2006, the Health Net Charter HMO 20/500 Plan, subject to Article VII, Section 2). The retiree's share of the cost of such coverage, on a percentage basis, shall be based on the retiree's years of service at the time of retirement and the retiree's age at the time benefits commence, in accordance with the UI Retiree Medical Cost Share Table. The Company shall pay the remaining cost of the premiums.

(b) For retirees who at the time of retirement are at least age 55 with at least 30 years of service, the Company will furnish or make available commencing at age 65 coverage under a Medicare supplemental plan that will provide with Medicare, if available, benefits equivalent to the Blue Cross 65 High Option Health Insurance Plan and Blue Shield 65-Plan 83 Health

 Insurance Plan. The retiree's share of the cost of such coverage, on a percentage basis, shall be based on the retiree's years of service at the time of retirement and the retiree's age at the time benefits commence, in accordance with the UI Retiree Medical Cost Share Table. The Company shall pay the remaining cost of the premiums.

(c) For retirees who at the time of retirement are at least age 55 with at least 30 years of service, the Company will make available to such retirees until age 65 coverage under a plan providing benefits equivalent to the Delta Dental of New Jersey Premier Plan, Option B, applicable to bargaining unit employees, at no cost to the Company.

3. Retirements After Age 62 With 20 Years of Service

For retirees who at the time of retirement are at least age 62 with at least 20 years of service, the Company will make available the same health and dental insurance benefits described in paragraphs 2(a) through 2(c) above on the same terms and conditions as set forth in paragraphs 2(a) through 2(c) above.

4. Medicare Part B

(a) For employees employed by the Company as of May 16, 1992, who retire on or after age 62 with at least 20 years of service, or after attaining age 55 with 30 or more years of service, the Company will provide, commencing with the date of enrollment and continuing for the lifetime of the retiree, reimbursement on a monthly basis of a portion of the monthly premium for coverage under Medicare Part B for the retiree and any enrolled, eligible, dependents based on the retiree's years of service at the time of retirement and the retiree's age at the time benefits commence, in accordance with the UI Retiree Medical Cost Share Table. The additional cost of Medicare Part B coverage, if any, shall be borne by the retiree and the retiree's dependents, if any, in accordance with the UI Retiree Medical Cost Share Table.

(b) Employees hired on or after May 16, 1992, shall not be entitled, upon retirement, to any contribution by the Company for Medicare part B coverage for themselves or their dependents.

Once a cost share for a retiree is established on a percentage basis for a retiree under Sections 2 or 3 above, the cost share shall not change.

Each retiree shall have the option of enrolling in another hospital and medical benefits plan, if available, in lieu of the plan described in Section 1(a), 2(a) or 3 above. If a retiree elects such option and the cost of the premiums for such optional coverage is less than the cost of the plan described in Section 1(a), 2(a) or 3 above, the retiree’s share of the cost of such coverage, on a percentage basis, shall be based on the retiree’s years of service at the time of retirement and the retiree’s age at the time the benefits commence in accordance with the UI Retiree Medical Cost Share Table. The Company shall pay the remaining cost of the premiums.

If a retiree elects to enroll in an optional hospital and medical benefits plan, if available, and the cost of the premiums for such optional coverage exceeds the cost of the plan described in Section 1(a), 2(a) or 3 above, the retiree will pay an amount equal to the amount he otherwise would have paid under Section 1(a), 2(a) or 3 above for such retiree and his eligible dependents had the retiree not elected optional coverage, plus 85% (95% effective January 1, 2009; 100% effective January 1, 2011) of the remaining premium costs for himself and his eligible dependents. Prior to January 1, 2011, the Company shall pay the balance of the premium costs for such retiree and his eligible dependents.

The equivalent benefits described in this letter will be made available or furnished, as the case may be, without regard to a specific carrier or provider.

The coverages described in this letter shall be made available or furnished only to a retiree who has the appropriate coverage in effect at the time of retirement and who is eligible for such coverage under the terms of the plans or policies. Further, the coverage described above requiring payment by the retiree will be made available only to a retiree who provides for the prepayment of the monthly premiums by authorized deduction from the retiree's pension.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

RETIREE COST SHARE PERCENTAGE

SERVICE
		10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30	31	32	33	34	35	36	37	38	39	40

	55	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0
	56	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	43	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0
	57	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0
	58	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0
A	59	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0
G	60	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0
E	61	100	100	100	100	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	62	100	100	100	100	100	100	100	100	100	100	50.0	47.5	45.0	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	63	100	100	100	100	100	100	100	100	100	100	47.5	45.0	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	64	100	100	100	100	100	100	100	100	100	100	45.0	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	65	100	100	100	100	100	100	100	100	100	100	42.5	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	66	100	100	100	100	100	100	100	100	100	100	40.0	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	67	100	100	100	100	100	100	100	100	100	100	37.5	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	68	100	100	100	100	100	100	100	100	100	100	35.0	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	69	100	100	100	100	100	100	100	100	100	100	32.5	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0
	70	100	100	100	100	100	100	100	100	100	100	30.0	27.5	25.0	22.5	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0	20.0

                        May 16, 1995

Mr. Gary J. Brooks
President
Local 470-1, UWUA, AFL-CIO
P.O. Box 1497
New Haven, Connecticut 06506

Subject: Flame Retardant Clothing

Dear Mr. Brooks:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, this is to confirm that if, during the term of the Agreement, the Company mandates employees to wear Nomex® flame retardant clothing, or its equivalent, the Company will provide such clothing in amounts reasonably sufficient to enable employees to perform the job duties for which such clothing is required.

                        Very truly yours,

                        Albert N. Henricksen
                        Vice President Administration

                        June 9, 2002

James L. Murray
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, CT 06506

Subject: Ten-Hour Shift Guidelines

Dear Mr. Murray:

This letter will confirm the parties’ agreement concerning the attached set of Ten-Hour Shift Guidelines. The Ten-Hour Shift Guidelines will apply to the Collection Field Technicians in the Standard Field/Collections Section and to two relamping crews in Electric System.

                        Sincerely,

                        Susan E. Mullen
                        Senior Human
                        Resources Executive

TEN-HOUR SCHEDULE GUIDELINES

DAILY SCHEDULES AND PAYMENT OF OVERTIME

● Employees who, for a period of at least three months, work a regular daily schedule of ten hours per day shall be paid one and one-half times the regular hourly rate for hours worked beyond their regular daily schedule, exclusive of any hours worked on a holiday for which payment is to be made in accordance with the provisions of Article IV. Employees who volunteer for a period of less than three months to work a regular daily schedule of ten hours per day shall be paid one and one-half times the regular hourly rate for hours worked beyond their regular daily schedule, exclusive of any hours worked on a holiday for which payment is to be made in accordance with the provisions of Article IV.

● If the Company decides to change the regular daily schedule for a period of at least three months to one of ten hours per day, the Company will endeavor to staff the new daily schedule on a voluntary basis. If an insufficient number of employees volunteer to work the new daily schedule, the Company will assign the necessary number of employees to the new daily schedule, taking into consideration any personal hardship that would occur as a result of such assignment.

SUNDAY PREMIUM

● Follow Article II, Section 10.

HOLIDAYS

● Modify Article IV as follows (note: revised language is in bold print):

SECTION l. The following shall be deemed to be holidays and the word "holiday" as used herein shall refer only to such holidays:

New Year's Day	Labor Day
Martin Luther King's Day	Columbus Day
Washington's Birthday	Veterans Day
Good Friday	Thanksgiving Day
Memorial Day	Friday after Thanksgiving
Independence Day	Christmas Day

When a holiday falls on Sunday, the following Monday shall be deemed to be the holiday in its stead, except that, for those employees whose regularly scheduled work week includes that Sunday, the holiday will be observed on Sunday. When a holiday falls on Saturday, the preceding Friday shall be deemed to be the holiday in its stead, except that, for those employees whose regularly scheduled workweek includes that Saturday, the holiday will be observed on Saturday.

SECTION 2. Any employee who is not required to work on a holiday shall be paid at his regular hourly rate for those hours of the holiday which fall within his regularly scheduled work week (i.e., eight hours for eight-hour shift employees, ten hours for employees working ten-hour shifts).

SECTION 3. (a) In addition to the pay specified in Section 2 of this Article, any employee who is required to work on a holiday shall be paid at one and one-half times his regular hourly rate for all holiday hours worked within his regularly scheduled work week up to a maximum of eight hours for eight-hour shift employees and ten hours for employees working ten-hour shifts. Such employee shall be paid at twice his regular hourly rate for all holiday hours worked outside his regularly scheduled work week, and he shall be paid an additional one-half of his regular hourly rate for all holiday hours worked in excess of his regularly scheduled number of hours. Hours worked on a holiday shall not be considered in computing overtime pay. An employee required to report for work on a holiday shall receive a minimum payment equivalent to four and one-half times his regular hourly rate.

(b) Any employee who is required to work on December 25 shall be paid at twice his regular hourly rate for all hours worked.

SECTION 4. (a) Any employee who is regularly scheduled to work eight hours or more per day on each of two or more Saturdays and/or Sundays per month and who is regularly scheduled to work on the average forty hours or more per week shall receive pay at his regular hourly rate for eight hours for each holiday which occurs on his day of relief, provided that on his last scheduled day before or on his first scheduled day after the holiday he works his regularly scheduled hours.

(b) Any employee who is regularly scheduled to work ten hours or more per day and who is regularly scheduled to work on the average forty hours or more per week shall receive pay at his regular hourly rate for eight hours for each holiday that occurs outside of his regularly scheduled work week, provided that on his last scheduled day before or on his first scheduled day after the holiday he works his regularly scheduled hours.

SECTION 5. In the event that a holiday falls during an employee's vacation period, he shall receive an additional day off at a time that is mutually agreeable to the Company and the employee and that frequently will not adjoin the regular vacation period.

SICK TIME

● In accordance with Article VI, Section 1 (a), compensate for approved sick time on an hour-for-hour basis (i.e., one day out sick equals ten hours of sick pay).

● Grant personal paid absence in lieu of sick time as follows:

During each calendar year, with the prior authorization of the supervisor, the Company will grant to employees who are regularly scheduled to work ten-hour shifts ten hours of personal paid absence in lieu of ten of the aggregate of the forty hours of absence due to sickness in Article VI, Section 1 (a). The employee must have at least ten hours of unused sick time available to him to take one paid personal day, may not take paid personal time in increments of less than ten hours, and may not accumulate unused personal time from year to year.

● Ten-hour shift employees will continue to be treated in accordance with all other applicable sections of Article VI.

FUNERAL LEAVE

● Article VI, Section 2 (b) will provide for up to a maximum of 30 hours of paid leave, and Section 2 (c) will provide for up to a maximum of 10 hours of paid leave.

VACATION TIME

● In accordance with Article V, grant vacation time with pay on an hour-for-hour basis (i.e., one vacation day equals ten hours of vacation pay).

JURY DUTY

● Follow Article VI, Section 5 and Personnel Policy 520.

(Note: Bargaining unit employees working ten-hour schedules will be treated in accordance with all other applicable sections of the current Agreement.)

                        April 1, 2005

Moses A. Rams
President
Local 470-1 AFL-CIO, UWUA
P.O. Box 1497
New Haven, CT 06506

Subject: Joint Review of Final Bids from Health Insurance Carriers and Joint
Exploration of Future Health Care Plan Design Options

Dear Mr. Rams:

This will confirm that during the term of the parties’ new Agreement, the Company will involve the Union in reviewing the final bids from health insurance carriers prior to the selection of a core plan carrier and one or more optional plan carriers for the following calendar year.

The parties also have agreed to jointly explore various future health care plan design options, including, but not limited to, Consumer Driven Health Care and Health Savings Accounts.

                        Sincerely,

                  William J. Manniel
                  Director of Employee
                  Relations

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Work Shoe Allowance

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1, U.W.U.A, this will confirm that employees shall be reimbursed for qualifying work shoe purchases, up to a maximum of $180 ($185 effective April 1, 2009; $190 effective April 1, 2010) per year, in accordance with UI Operating Procedure OP-S10.

The parties commit to working together to find a better way to allocate the total work shoe allowance to more effectively address different job-related footwear requirements by December 31, 2005.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Practice of Half Day off on Christmas Eve or New Year’s Eve

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company, during the term of the Agreement, will provide bargaining unit employees with a half day of paid time off on either Christmas Eve or New Year’s Eve, or with the equivalent paid time off at a different time, which will be solely at the discretion of the Company. However, this provision will not apply if Christmas Eve and New Year’s Eve fall on a Saturday or Sunday.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Joint Job Evaluation Process

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the parties mutually agree that the existing joint Job Evaluation Process should be continued during the term of the Agreement. As a result of the experience gained from evaluating occupational classifications as part of 2005 Negotiations, the parties further agree that the current process must be modified to better serve the interests of employees, the Union, and the Company.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Job Evaluations During Term of Agreement

Dear Mr. Rams:

This will confirm the parties’ agreement concerning the establishment of a new occupational classification or the reclassification of an existing job during the term of the new 2005-2011 Agreement. Should either occur in accordance with Article II, Section 2, and should the new or reevaluated job be determined to have a total point value of at least twenty points higher than the current grade 1B or M, the Company will establish a higher grade level and minimum/ maximum pay rates commensurate with the job’s total point value.

This Letter Agreement is without prejudice or precedent to future job evaluation issues.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Moses A. Rams
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, CT 06506

Subject: Multi-Skill Premium Grandfathering and Termination

Dear Mr. Rams:

In connection with the parties’ 2005 negotiations for a successor collective bargaining agreement, this will confirm that the subject Letter of Agreement between the Company and Local 470-1, UWUA, AFL-CIO, dated November 29, 1997, is hereby terminated effective April 1, 2005, and that such Letter of Agreement will be of no force and effect from and after April 1, 2005, except for the following grandfathering provision.

Current employees who became eligible for the Multi-Skill Premium (“the Premium”) prior to April 1, 2005, will continue receiving the Premium for each hour paid for as long as they remain in their present occupational classification. If such employees become excessed and rolled back, they shall continue to receive the Premium in accordance with Article X, Section 4.

If such employees voluntarily move via a written bid from their present occupational classification to another bargaining unit job that was formerly defined to be multi-skilled, they shall continue to receive the Premium. However, if such employees voluntarily move from their present occupational classification to another bargaining unit job that was not formerly defined as multi-skilled, they shall no longer be eligible to receive the Premium.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Revision of Overhead Power Delivery Time & Merit Progression (TMP) Program

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the parties, no later than October 31, 2005, will jointly determine the revision of the existing Overhead Power Delivery TMP Program, as described in Exhibit II for Article X, Item 8. Such a revision may include changes to existing occupational classifications, creation of one or more new classifications, and corresponding changes to the Sequence of Promotion.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Moses A. Rams
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, Connecticut 06506

Subject: Joint Committee to Develop Safety Processes and to Adopt a Safety Program

Dear Mr. Rams:

The parties agree that, consistent with Article IX of their 2005-2011 collective bargaining agreement, they will convene a joint committee to accomplish the following:

●
Develop a process for employees to identify and communicate safety related issues, which will then be addressed by the parties with a sense of urgency to continuously improve the safety of employees. This process shall include defined safety related roles, responsibilities, and accountabilities of Management, the Union, and employees. It also will include documentation of identified safety concerns and a specified time frame for responding to each safety issue, along with a corrective action plan.

●
Institute a process for making non-employees who perform work for the Company or who visit Company facilities aware of the established safety rules. This process will ensure that every Company facility has a safety plan readily available to all who enter. The safety plan will include a specific evacuation procedure to follow in the event of a fire alarm.

●	Review and discuss available safety programs (e.g., the Dupont Safety Management System) for the purpose of jointly adopting a UI Workplace Safety Program.

Within ninety days from the certification date to execute the new Agreement, the committee shall render a written report of its conclusions and recommendations concerning the above to the Central Safety Steering Committee.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations

                        April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject: Formation of New Underground Sequence of Promotion

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the parties, during the term of the Agreement, will jointly determine the formation of a new Underground Sequence of Promotion, which is proposed to include a Time & Merit Progression component.

The parties agree that this new joint effort eliminates the need for the June 9, 2002 Letter of Agreement concerning the Power Delivery Equipment Specialist (J-5) and the Collections Field Technician I (J-4) classifications, which appeared on page 86 of the June 9, 2002 Agreement.

                        Sincerely,

                        William J. Manniel
                        Director of Employee
                        Relations